Exhibit 10.7

LOAN AGREEMENT

Dated as of December 1, 2016

By and Between

BR ROSWELL, LLC,

as Borrower,

and

METLIFE HCMJV 1 REIT, LLC

as Lender

Property:

Roswell City Walk Apartments

3000 Forrest Street

Roswell, Fulton County, Georgia, 30075

Loan Amount: $51,000,000.00

i

Schedules and Exhibits

Schedule 4.1.21 – Material Agreements

Schedule 4.1.35 – REAs

Schedule 9.1 – Environmental Reports

Exhibit A – Legal Description

Exhibit B – Leasing Guidelines

Exhibit C – Rent Roll

Exhibit C-1 – Delinquent and Prepaid Report

Exhibit D – Organizational Chart

ii

LOAN AGREEMENT

THIS LOAN AGREEMENT (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), dated as of December 1, 2016 (the “Execution Date”), by and between METLIFE HCMJV 1 REIT, LLC, a Delaware limited liability company, having an address at One MetLife Way, Whippany, NJ 07981-1449 (together with its successors and assigns, “Lender”), and BR ROSWELL, LLC, a Delaware limited liability company, having an address at c/o Bluerock Real Estate, LLC, 712 Fifth Avenue, 9th Floor, New York, NY 10019 (“Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

WITNESSETH:

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

I.           DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1   Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Accelerated Loan Amount” shall mean, the Secured Indebtedness, and all other sums evidenced and/or secured by the Loan Documents, including without limitation any applicable prepayment fees.

“Advance Date” The date funds are disbursed to Borrower.

“Affiliate” shall mean, any Person that either Liable Party or Ramin Kamfar, directly or indirectly, (i) owns more than fifty percent (50%) of such Person, or (ii) Controls such Person.

“Agreement” shall have the meaning set forth in the introductory paragraph hereto.

“ALTA” shall mean American Land Title Association or any successor thereto.

“Apartment Units” shall mean, collectively, the residential apartment units at the Property.

“Application” shall mean the application submitted for the Loan by Borrower.

“Approved Plans and Specifications” shall have the meaning set forth in Section 6.2.3(a).

“Architect” shall have the meaning set forth in Section 6.2.3(a).

1	LOAN AGREEMENT

“Assignment of Leases” shall mean that certain first priority Assignment of Leases, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment and Subordination of Management Agreement dated as of the date hereof executed by Borrower and Manager to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“BR Control Conditions” shall have the meaning set forth in Section 8.1.

“BR Operating Partnership” shall have the meaning set forth in Section 8.1.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Borrower’s Constituents” shall have the meaning set forth in Section 4.1.26.

“Broker” shall have the meaning set forth in Section 12.19.

“Business Day” shall mean any day on which Lender is conducting normal business operations.

“Business Income” shall mean the sum of (i) the total anticipated gross income from occupancy of the Property, (ii) the amount of all charges (such as, but not limited to, operating expenses, insurance premiums, and taxes) that are the obligation of Tenants or occupants to Borrower, (iii) the fair market rental value of any Apartment Unit physically occupied and/or leased by Borrower and/or its affiliates, and (iv) any other amounts payable to Borrower or to any affiliate of Borrower pursuant to the Leases.

“Carroll Member” shall have the meaning set forth in Section 8.1.

“Carroll Parent” shall have the meaning set forth in Section 8.1.

“Carroll Transferee” shall have the meaning set forth in Section 8.1.

“Casualty Threshold” shall mean $100,000.00.

“Certification Parties” shall mean Lender, its subsidiaries and affiliates, and their respective successors and/or assigns.

“Closing Date Extraordinary Rental Payments” shall have the meaning set forth in Section 4.1.16(e).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

2	LOAN AGREEMENT

“Condemnation” shall mean a temporary or permanent taking by reason of any condemnation or similar eminent domain proceeding or by grant or conveyance in lieu of condemnation or eminent domain.

“Condemnation Proceeds” shall mean any and all compensation, awards, damages, proceeds and payments or relief for the Condemnation paid in connection with a Condemnation in respect of all or any part of the Property.

“Contractor” shall have the meaning set forth in Section 6.2.3(a).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person (subject to the rights of others to approve significant decisions), whether through ownership of voting securities, by contract or otherwise. The definition is to be construed to apply equally to variations of the word “Control” including “Controlled,” “Controlling” or “Controlled by.”

“Default Rate” shall mean an annual rate equal to the Interest Rate plus four percent (4%).

“Delinquent and Prepaid Report” shall have the meaning set forth in Section 4.1.16(b).

“DOWNREIT” means a real estate investment trust that holds all or substantially all of its real estate assets through multiple “Down-REIT” partnerships in which such trust owns a general or limited partnership interest approximately equal to the value of equity contributed (typically cash) to the “Down-REIT” partnership, and can involve one or more third party general or limited partners which contribute commercial real estate properties or other real estate assets in exchange for partnership interests in the “Down-REIT” partnership and possibly other consideration such as put rights.

“Environmental Indemnity” shall mean that certain Unsecured Indemnity Agreement, dated as of the date hereof, executed by Borrower and Liable Party, if any, in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Reports” shall have the meaning set forth in Section 9.1.

“EPI” shall have the meaning set forth in Section 6.1.1(a)(iii).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning set forth in Section 11.1.

“Execution Date” shall have the meaning set forth in the introductory paragraph hereof.

“Existing Contamination” shall have the meaning set forth in the Environmental Indemnity.

“Existing Leases” shall mean all existing Leases, including all existing modifications and amendments, and including all existing Lease Guaranties.

“Extraordinary Rental Payments” means any security deposit payments under any Lease in excess of two (2) calendar months.

3	LOAN AGREEMENT

“Extraordinary Rental Escrow” shall have the meaning set forth in Section 5.1.14(b).

“Full Replacement Cost” shall have the meaning set forth in Section 6.1.1(a)(i).

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“General Transfer Requirements” shall have the meaning set forth in Section 8.1.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city, foreign or otherwise) whether now or hereafter in existence.

“Guaranty” shall mean any Guaranty of Recourse Obligations, whether dated as of the date hereof or subsequently, executed by Liable Party in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall include without limitation:

(i)          Those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended by Superfund Amendments and Reauthorization Act of l986 (Publ. L. 99-499 100 Stat. 1613), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Sections 6901 et seq.), and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and in the regulations promulgated pursuant to said laws, all as amended;

(ii)         Those substances regulated under the Georgia Solid Waste Management Act (O.C.G.A. Section 12-8-20 et seq.), the Georgia Hazardous Waste Management Act (O.C.G.A. Section 12-8-60 et seq.), the Georgia Underground Storage Tank Act (O.C.G.A. Section 12-13-1 et seq.), the Georgia Hazardous Site Response Act (O.C.G.A. Section 12-8-90 et seq.) and in the regulations promulgated pursuant to such laws, all as amended;

(iii)        Those chemicals known to cause cancer or reproductive toxicity, as published pursuant to the applicable State statutes, if any, including the statutes and laws referred to in subparagraph (ii) above;

(iv)        Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

(v)         Any material, waste or substance which is (A) petroleum, (B) asbestos, (C) polychlorinated biphenyls, (D) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317); (E) a chemical substance or mixture regulated under the Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 et seq.; (F) flammable explosives; or (G) radioactive materials; and

4	LOAN AGREEMENT

(vi)        Such other substances, materials and wastes which are or become regulated as hazardous or toxic under applicable local, state or federal law, or the United States government, or which are classified as hazardous or toxic under federal, state, or local laws or regulations.

“Impairment of the Security” shall mean any or all of the following: (i) any of the Leases for more than thirty-two (32) Apartment Units existing immediately prior to the damage, destruction, Condemnation or casualty shall have been cancelled, or shall contain any exercisable right to cancel as a result of the damage, destruction or casualty that has not been legally waived in writing by the applicable Tenant; (ii) if the Casualty Threshold has been exceeded, the casualty or damage occurs during the last year of the term of the Loan; or (iii) restoration of the Property is estimated to require more than one year to complete from the date of the occurrence.

“Impositions” shall mean real estate and other taxes and assessments which may be payable, assessed, levied, imposed upon or become a lien on or against any portion of the Property.

“Improvements” shall have the meaning set forth in the Security Instrument.

“Indemnified Parties” means Lender, MetLife HCMJV 1, LP, and their respective affiliates, partners and participants, and the officers, directors, agents, employees of each of them, and the successors and assigns of each of them, and any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, persons and entities who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Insolvent Entity” shall have the meaning set forth in Section 11.1(c).

“Insurance Proceeds” shall mean all insurance proceeds payable to Borrower in connection with the Property whether or not such insurance coverage is specifically required under the terms of this Agreement.

“Interest Rate” shall mean a per annum rate equal to three and sixty-three hundredths percent (3.63%).

“Investor” shall have the meaning set forth in Section 10.1.

“IT Agreement” shall mean that certain Service Agreement dated as of December 1, 2016 entered into by and between Borrower and IT SUPPORT SOLUTIONS GROUP, LLC, a Georgia limited liability company.

“Late Charge” shall mean an amount equal to four cents ($0.04) for each dollar that is overdue.

5	LOAN AGREEMENT

“Lease” shall mean all leases and all other agreements for possession of all or any portion of the Property, including all of the same now or hereafter existing, and all extensions, modifications, amendments, expansions and renewals of any of the same and all Lease Guaranties.

“Lease Guaranties” shall mean every guarantee of any obligation under any Lease, including all modifications and amendments to such guaranties.

“Leasing Guidelines” shall mean the Leasing Guidelines attached to this Agreement as Exhibit B, as the same may be amended, modified or supplemented in accordance with the provisions of this Agreement by Lender.

“Lender” shall have the meaning set forth in the introductory paragraph hereof.

“Lender’s Address for Insurance Notification” shall mean: MetLife HCMJV 1 REIT, LLC, and its successors, assigns, affiliates, partners and participants, One MetLife Way, Whippany, NJ 07981-1449, Attention: Officer in Charge.

“Liable Party” shall mean, collectively, Bluerock Residential Growth REIT, Inc., a Maryland corporation, and any other Person now or hereafter executing the Environmental Indemnity (other than Borrower) and/or any guaranty of any of Borrower’s obligations under the Loan Documents.

“Liens and Encumbrances” shall mean any lien or encumbrance on the Property, including deeds of trust, mortgages, security interests, conditional sales, mechanic liens, tax liens or assessment liens (including any tax liens or assessment liens to secure repayment of any loan or other financing including, without limitation, any Property-Assessed Clean Energy loan) regardless of whether or not they are subordinate to the security title conveyed by the Security Instrument.

“Loan” shall mean, collectively, the indebtedness evidenced by the Note with interest at the rates set forth herein, all additional advances or fundings made by Lender, and any other amounts required to be paid by Borrower under any of the Loan Documents.

“Loan Amount” shall equal Fifty One Million and No/100 Dollars ($51,000,000.00).

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Assignment of Management Agreement and any and all other documents now or hereafter executed and/or delivered in connection with the Loan (except the Environmental Indemnity and the Guaranty, if any), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. The Environmental Indemnity and the Guaranty, if any, are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents to the extent set forth therein.

“Losses” shall mean, collectively, any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, punitive damages, foreseeable and unforeseeable consequential damages, of whatever kind or nature (including but not limited to reasonable attorneys’ fees and other costs of defense).

“LTV” shall mean the ratio of the then outstanding principal balance of the Loan to the value of the Property, as determined by Lender.

6	LOAN AGREEMENT

“Management Agreement” shall mean the Property Management Agreement, dated as of December 1, 2016 entered into by and between Borrower and Manager, pursuant to which the Manager is to provide management and other services with respect to the Property, and all amendments thereto entered into in accordance with the terms and conditions set forth in this Agreement.

“Manager” shall mean Carroll Management Group, LLC, a Georgia limited liability company, or any other manager approved in accordance with the terms and conditions of the Loan Documents.

“Material Adverse Change” shall mean a material adverse change in (i) the condition (financial, physical or otherwise) of the Property and/or (ii) the financial condition of Borrower that would reasonably be expected to impair its ability to perform its obligations under the Loan Documents to which it is a party.

“Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property (other than the Management Agreement and the Leases), (i) under which there is an obligation of Borrower to pay more than $250,000.00 per annum, (ii) the termination of which would materially adversely affect the Property or the operation thereof, or (iii) which is not terminable by the owner of the Property upon thirty (30) days’ or less notice without payment of a termination fee in excess of $25,000.00 in the aggregate for all contracts and agreements under this clause (iii).

“Maturity Date” shall mean December 1, 2026.

“MetLife Parties” shall have the meaning set forth in Section 4.1.28.

“Monthly Installment” shall mean equal monthly installments of principal and interest at the Interest Rate each in the amount of $232,729.71 based on an amortization period of thirty (30) years.

“Net Condemnation Proceeds” shall mean all Condemnation Proceeds less the cost, if any, to Lender of recovering the Condemnation Proceeds including, without limitation, reasonable attorneys’ fees and expenses, and adjusters’ fees.

“Net Insurance Proceeds” shall mean Insurance Proceeds less the cost, if any, to Lender of recovering the Insurance Proceeds including, without limitation, reasonable attorneys’ fees and expenses, and adjusters’ fees.

“Note” shall mean that certain Promissory Note, dated as of the date hereof, in the original principal amount of Fifty One Million and No/100 Dollars ($51,000,000.00), made by Borrower to the order of Lender, as the same may be hereinafter amended, consolidated, split, severed, restated, replaced (whether by one or more replacement notes), supplemented, renewed, extended or otherwise modified from time to time.

“O&M Agreement” shall mean an Operations and Maintenance Agreement with respect to the Property, if any, reviewed and approved by Lender in connection with underwriting the Loan.

“One-Time Property Transfer” shall have the meaning set forth in Section 8.1.

7	LOAN AGREEMENT

“Ordinary Course Transfers” shall mean (i) any transfer by current shareholders or limited partners of Liable Party or BR Operating Partnership or (ii) in the case of any issuance of interests, the issuance thereof by Liable Party or BR Operating Partnership, in each case undertaken in connection with the day to day operations and/or capital raising of Liable Party, including any issuance, redemption, creation and issuance of new classes or series of ownership interests, of corporate stock, partnership interests or other ownership interests in Liable Party or BR Operating Partnership

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Impositions, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Permitted Exceptions” shall mean, collectively, (i) the lien and security interests created and the security title conveyed by the Loan Documents, (ii) those property specific exceptions to title recorded in the real estate records of the county where the Property is located and contained in Schedule B-1 of the title insurance policy or policies which have been approved by Lender, (iii) Liens and Encumbrances, if any, for taxes imposed by any Governmental Authority not yet due or delinquent, and (iv) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion. Notwithstanding the foregoing, Permitted Exceptions shall not include any tax liens or assessment liens to secure repayment of any loan or other financing including, without limitation, any Property-Assessed Clean Energy loan.

“Permitted Indebtedness” shall have the meaning set forth in Section 8.3.

“Permitted Transfer” shall have the meaning set forth in Section 8.1.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the Security Instrument.

“Plan” shall have the meaning set forth in Section 4.1.5.

“Policies” and “Policy” shall mean all insurance provided for in Section 6.1.1(a) and obtained under valid and enforceable policies.

“Premiums” shall mean all premiums for the Policies required under this Agreement.

“Prepayment Fee” shall be the greater of (A) (x) the present value of all remaining payments of principal and interest under the Loan including the outstanding principal due on the Maturity Date, discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate compounded semi-annually, less (y) the amount of the principal then outstanding, or (B) one percent (1%) of the amount of the principal being prepaid.

“Principal and Interest Installment Date” shall mean January 1, 2020.

“Property” shall mean the fee estate of Borrower with regard to the property described on Exhibit A, the Improvements thereon and all personal property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to such property and Improvements, all as more particularly described in the Security Instrument.

8	LOAN AGREEMENT

“Purchase Agreement” shall mean that certain Purchase and Sale Agreement between GGT LMI City Walk GA, LLC, a Delaware limited liability company, as seller, and Bluerock Real Estate, LLC, a Delaware limited liability company, as purchaser, with an effective date of September 15, 2016, as amended by that certain First Amendment to Purchase and Sale Agreement dated as of September 19, 2016, that certain Second Amendment to Purchase and Sale Agreement dated as of September 30, 2016 and that certain Third Amendment to Purchase and Sale Agreement dated as of November 3, 2016, and as assigned by Bluerock Real Estate, LLC, a Delaware limited liability company, to Borrower pursuant to that certain Assignment of Purchase and Sale Agreement dated as of December 1, 2016.

“Rating Agencies” shall mean any nationally recognized statistical rating agency which has assigned a rating to any Securities.

“REAs” shall mean, collectively, those agreements as set forth on Schedule 4.1.35 attached hereto.

“Regulated Entity” shall have the meaning set forth in Section 4.1.29.

“Remedial Work” shall mean any investigation or monitoring of site conditions or any clean up, containment, restoration, removal or other remedial work.

“Rent Roll” shall have the meaning set forth in Section 4.1.16(a).

“Rents and Profits” shall have the meaning set forth in the Security Instrument.

“Request for Payment” shall have the meaning set forth in Section 6.2.3(b)(ii).

“Requirements” shall mean all laws, ordinances, orders, covenants, conditions and restrictions and other requirements relating to land and building design and construction, use and maintenance, that may now or hereafter pertain to or affect the Property or any part of the Property or the Use, including, without limitation, planning, zoning, subdivision, environmental, air quality, flood hazard, fire safety, handicapped facilities, building, health, fire, traffic, safety, wetlands, coastal and other governmental or regulatory rules, laws, ordinances, statutes, codes and requirements applicable to the Property, including permits, licenses and/or certificates that may be necessary from time to time to comply with any of the these requirements.

“Requirements for Restoration” shall have the meaning set forth in Section 6.2.3.

“Requirements of Environmental Laws” means all Requirements of environmental, ecological, health, or industrial hygiene laws or regulations or rules of common law related to the Property, including, without limitation, all Requirements imposed by any environmental permit, law, rule, order, or regulation of any federal, state, or local executive, legislative, judicial, regulatory, or administrative agency, which relate to (i) exposure to Hazardous Materials; (ii) pollution or protection of the air, surface water, ground water, land; (iii) solid, gaseous, or liquid waste generation, treatment, storage, disposal, or transportation; or (iv) regulation of the manufacture, processing, distribution and commerce, use, or storage of Hazardous Materials.

“Restoration” shall have the meaning set forth in Section 6.2.1(b).

“Restoration Funds” shall have the meaning set forth in Section 6.2.3(a).

9	LOAN AGREEMENT

“Secondary Financing” shall have the meaning set forth in Section 8.2.

“Secured Indebtedness” shall mean, collectively, the indebtedness evidenced by the Note with interest at the rates set forth herein, all additional advances or fundings made by Lender under the Loan Documents, and any other amounts required to be paid by Borrower under any of the Loan Documents.

“Securities” shall have the meaning set forth in Section 10.1.

“Security Instrument” shall mean that certain first priority Deed to Secure Debt, Security Agreement and Fixture Filing, dated as of the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, consolidated, split, spread, severed, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

“Servicer” shall mean a servicer, if any, selected by Lender to service the Loan.

“Sole Member” shall have the meaning set forth in Section 8.1.

“Special Purpose Entity” means a Person, other than a natural person, which shall not:

(i)          engage in any business other than owning and operating the Property;

(ii)         acquire or own a material asset other than the Property and incidental personal property (other than substitutes thereof);

(iii)        maintain assets in a way difficult to segregate and identify, or commingle its assets with the assets of any other person or entity;

(iv)        fail to hold itself out to the public as a legal entity separate from any other;

(v)         fail to conduct business solely in its name;

(vi)        fail to maintain records, accounts or bank accounts separate from any other person or entity;

(vii)       file or consent to a petition pursuant to applicable bankruptcy, insolvency, liquidation or reorganization statutes, or make an assignment for the benefit of creditors without the unanimous consent of its partners or members, as applicable;

(viii)      incur additional indebtedness except for Permitted Indebtedness and except for trade payables in the ordinary course of business of owning and operating the Property, provided that such trade payables are paid within ninety (90) days of when incurred;

(ix)         dissolve, liquidate, consolidate, merge or (except as permitted by this Agreement) sell all or substantially all of its assets; or

(x)          without the consent of Lender, modify, amend or revise its organizational documents in any material respect.

“Standard Lease Form” shall have the meaning set forth in Exhibit B.

10	LOAN AGREEMENT

“State” shall mean the state where the Property is located.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy or policies in the form acceptable to Lender issued with respect to the Property and insuring the security title conveyed by the Security Instrument, together with such endorsements and affirmative coverage as Lender may require.

“Transfer” shall have the meaning set forth in Section 8.1.

“Treasury Rate” shall mean the annualized yield on securities issued by the United States Treasury having a maturity equal to the remaining stated term of the Loan, as quoted in the Federal Reserve Statistical Release [H. 15 (519)] under the heading “U.S. Government Securities - Treasury Constant Maturities” for the date which is five (5) Business Days prior to the date on which prepayment is being made. If this rate is not available as of the date of prepayment, the Treasury Rate shall be determined by interpolating between the yield on securities of the next longer and next shorter maturity. If the Treasury Rate is no longer published, Lender shall select a comparable rate.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Unsecured Obligations” means any obligations evidenced by or arising under the Environmental Indemnity.

“UPREIT” means an “Umbrella Partnership” real estate investment trust that holds all or substantially all of its real estate assets through an operating partnership in which such trust holds a general or limited partnership interest approximately equal to the value of capital raised by such trust through sales of its capital stock, and can involve one or more third party general or limited partners which contribute property or other real estate assets in exchange for partnership units of the operating partnership which are convertible (at the option of the holder) into equity interests in the real estate investment trust.

“Use” shall have the meaning set forth in Section 5.1.13.

“Work” shall have the meaning set forth in Section 6.2.3(a).

Section 1.2  Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document, the Guaranty, if any, or the Environmental Indemnity to any Loan Document shall be deemed to mean such Loan Document, Guaranty, if any, or Environmental Indemnity (as applicable) as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

11	LOAN AGREEMENT

II.          THE LOAN

Section 2.1   The Loan.

2.1.1    Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Advance Date.

2.1.2    Single Disbursement to Borrower. Borrower shall receive only one disbursement hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3    The Note. The Loan shall be evidenced by the Note and shall be repaid in accordance with the terms of this Agreement and the Note.

Section 2.2   Interest Rate.

2.2.1    Payment of Principal and Interest. Principal and interest under this Agreement and the Note shall be payable as follows:

(a)          Interest on the funded portion of the Loan Amount shall accrue from the Advance Date at the Interest Rate and shall be paid on January 1, 2017 and on the first day of each calendar month thereafter until the Principal and Interest Installment Date;

(b)          Commencing on the Principal and Interest Installment Date and on the first day of each calendar month thereafter, to and including the first day of the calendar month immediately preceding the Maturity Date, Borrower shall pay the Monthly Installment; and

(c)          On the Maturity Date, a final payment in the aggregate amount of the unpaid principal sum evidenced by the Note, all accrued and unpaid interest, and all other unpaid amounts of the Secured Indebtedness shall become immediately payable in full.

(d)          Borrower acknowledges and agrees that a substantial portion of the original Loan Amount shall be outstanding and due on the Maturity Date.

(e)          Interest shall be calculated on the basis of a thirty (30) day month and a three hundred sixty (360) day year, except that (i) if the Advance Date occurs on a date other than the first day of a calendar month, interest payable for the period commencing on the Advance Date and ending on the last day of the month in which the Advance Date occurs shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable, and (ii) if the Maturity Date occurs on a date other than the last day of the month, interest payable for the period commencing on the first day of the month in which the Maturity Date occurs and ending on the Maturity Date shall be calculated on the basis of the actual number of days elapsed over a 365 day or 366 day year, as applicable.

Section 2.3           Application of Payments. At the election of Lender, and to the extent permitted by law, all payments shall be applied in the order selected by Lender to any expenses, prepayment fees, late charges, escrow deposits and other sums due and payable under the Loan Documents, and to unpaid interest at the Interest Rate or at the Default Rate, as applicable. The balance of any payments shall be applied to reduce the then unpaid Loan Amount.

12	LOAN AGREEMENT

Section 2.4  Security. The covenants of the Security Instrument are incorporated by reference into this Agreement. The Note shall evidence, and the Security Instrument and the Assignment of Leases shall secure, the Secured Indebtedness.

Section 2.5  Late Charge. If any payment of interest and/or principal (other than the outstanding principal balance of the Loan on the Maturity Date), or any payment of a required escrow deposit is not paid within seven (7) days after the due date, Lender shall have the option to charge Borrower the Late Charge, provided, however, such Late Charge shall not be charged with respect to the first late payment during the term of the Loan nor with respect to the final payment due on the Maturity Date. The Late Charge is for the purpose of defraying the expenses incurred in connection with handling and processing delinquent payments and is payable in addition to any other remedy Lender may have. Unpaid Late Charges shall become part of the Secured Indebtedness and shall be added to any subsequent payments due under the Loan Documents.

Section 2.6  Acceleration Upon Event of Default. At the option of Lender, if Borrower fails to pay any sum specified in this Agreement or the Note within seven (7) days after the due date, or if any other Event of Default occurs, the Accelerated Loan Amount shall become immediately due and payable.

Section 2.7   Interest Upon Event of Default. The Accelerated Loan Amount shall bear interest at the Default Rate, which shall never exceed the maximum rate of interest permitted to be contracted for under the laws of the State. The Default Rate shall commence upon the occurrence of an Event of Default and shall continue until all defaults are cured.

Section 2.8   Limitation on Interest. The agreements made by Borrower with respect to this Agreement, the Note and the other Loan Documents are expressly limited so that in no event shall the amount of interest received, charged or contracted for by Lender exceed the highest lawful amount of interest permissible under the laws applicable to the Loan. If at any time performance of any provision of this Agreement, the Note or the other Loan Documents results in the highest lawful rate of interest permissible under applicable laws being exceeded, then the amount of interest received, charged or contracted for by Lender shall automatically and without further action by any party be deemed to have been reduced to the highest lawful amount of interest then permissible under applicable laws. If Lender shall ever receive, charge or contract for, as interest, an amount which is unlawful, at Lender’s election, the amount of unlawful interest shall be refunded to Borrower (if actually paid) or applied to reduce the then unpaid Loan Amount. To the fullest extent permitted by applicable laws, any amounts contracted for, charged or received under the Loan Documents included for the purpose of determining whether the Interest Rate would exceed the highest lawful rate shall be calculated by allocating and spreading such interest to and over the full stated term of the Loan.

Section 2.9  Prepayment. Borrower shall not have the right to prepay all or any portion of the Loan Amount at any time during the term of this Loan except as expressly set forth in this Section 2.9. During the 120-day period prior to the Maturity Date, Borrower may prepay the Loan without a Prepayment Fee on thirty (30) days’ prior written notice to Lender. In addition, commencing on December 1, 2021, Borrower may prepay the Loan with a Prepayment Fee on forty-five (45) days’ prior written notice to Lender. If Borrower provides notice of its intention to prepay, the Accelerated Loan Amount shall become due and payable on the date specified in the prepayment notice.

13	LOAN AGREEMENT

2.9.1    Prepayment Fee. Any tender of payment by Borrower or any other person or entity of the Secured Indebtedness, other than as expressly provided in the Loan Documents, shall constitute a prohibited prepayment. If a prepayment of all or any part of the Secured Indebtedness is made following (i) an Event of Default and an acceleration of the Maturity Date, (ii) the application of money to the principal of the Loan after a casualty or Condemnation, or (iii) in connection with a purchase of the Property or a repayment of the Secured Indebtedness at any time before, during or after, a judicial or non-judicial foreclosure or sale of the Property, then to compensate Lender for the loss of the investment, Borrower shall pay to Lender an amount equal to the Prepayment Fee. Notwithstanding the foregoing, so long as Borrower makes a good faith effort to recover any Prepayment Fee which would be due as a result of a casualty or Condemnation, from the insurer in the case of a casualty or from the condemning authority in the case of a Condemnation, then the Prepayment Fee due as a result of the casualty or Condemnation shall be waived except to the extent recovered by Borrower. Lender will, upon request, provide an estimate of the amount of the Prepayment Fee two (2) weeks before the date of the scheduled prepayment.

2.9.2    Waiver of Right to Prepay Note Without Prepayment Fee . Borrower acknowledges that Lender has relied upon the anticipated investment return under the Note and this Agreement in entering into transactions with, and in making commitments to, third parties and that the tender of any prohibited prepayment or any permitted prepayment which pursuant to the terms of the Note and this Agreement requires a Prepayment Fee, shall include the Prepayment Fee. Borrower agrees that the determination of the Interest Rate was based on the intent, expectation and agreement (and the Interest Rate would have been higher without such agreement) of Borrower and Lender that the amounts advanced under the Note and this Agreement would not be prepaid during the term of the Loan, or if any such prepayment would occur, the Prepayment Fee would apply (except as expressly permitted by the terms of the Note and this Agreement). Borrower also agrees that the Prepayment Fee represents the reasonable estimate of Lender and Borrower of a fair average compensation for the loss that may be sustained by Lender as a result of a prepayment of the Loan and it shall be paid without prejudice to the right of Lender to collect any other amounts provided to be paid under the Loan Documents

BORROWER EXPRESSLY (A) WAIVES ANY RIGHTS IT MAY HAVE UNDER GEORGIA LAW TO PREPAY THE LOAN, IN WHOLE OR IN PART, WITHOUT FEE OR PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THE LOAN, AND (B) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF THE LOAN IS MADE, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THE LOAN BY LENDER ON ACCOUNT OF ANY DEFAULT BY BORROWER UNDER ANY LOAN DOCUMENT, INCLUDING BUT NOT LIMITED TO ANY TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION WHICH IS PROHIBITED OR RESTRICTED BY THIS AGREEMENT, THE SECURITY INSTRUMENT OR ANY OF THE OTHER LOAN DOCUMENTS, THEN BORROWER SHALL BE OBLIGATED TO PAY LENDER CONCURRENTLY THE PREPAYMENT FEE. BY EXECUTING THE NOTE AND THIS AGREEMENT, BORROWER AGREES THAT LENDER’S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS AGREEMENT CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT.

III.         TAXES, LIENS AND ENCUMBRANCES AND OTHER CHARGES.

Section 3.1  Payment of Impositions. Unless otherwise paid to Lender as provided in Section 5.1.14(a), Borrower shall pay all Impositions. The Impositions shall be paid not later than thirty (30) days before the date on which the particular Imposition would become delinquent and Borrower shall produce to Lender receipts of the imposing authority, or other evidence reasonably satisfactory to Lender, evidencing the payment of the Imposition in full. If Borrower elects by appropriate legal action to contest any Imposition, Borrower shall first deposit cash with Lender as a reserve in an amount which Lender reasonably determines is sufficient to pay the Imposition plus all fines, interest, penalties and costs which may become due pending the determination of the contest. If Borrower deposits this sum with Lender, Borrower shall not be required to pay the Imposition provided that the contest operates to prevent enforcement or collection of the Imposition, or the sale or forfeiture of, the Property, and is prosecuted with due diligence and continuity. Upon termination of any proceeding or contest, Borrower shall pay the amount of the Imposition as finally determined in the proceeding or contest. Provided that there is not then an Event of Default, the monies which have been deposited with Lender pursuant to this Section shall be applied toward such payment and the excess, if any, shall be returned to Borrower.

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IV.          REPRESENTATIONS AND WARRANTIES

Section 4.1   Borrower Representations. Borrower represents and warrants as of the date hereof that:

4.1.1    Organization.

(a)          The execution of the Loan Documents and the Environmental Indemnity have been duly authorized and there is no provision in the organizational documents of Borrower requiring further consent for such action by any other entity or person.

(b)          It is duly organized, validly existing and is in good standing under the laws of the state of its formation and in the State, and it has all necessary licenses, authorizations, registrations, permits and/or approvals to own its properties and to carry on its business as presently conducted.

(c)          The execution, delivery and performance of the Loan Documents and the Environmental Indemnity will not result in Borrower’s being in default under any provision of its organizational documents or of any deed of trust, deed to secure debt, mortgage, lease, credit or other agreement to which it is a party or which affects it or the Property.

(d)          The Loan Documents and the Environmental Indemnity have been duly authorized, executed and delivered by Borrower and constitute valid and binding obligations of Borrower which are enforceable in accordance with their terms, except to the extent that such enforcement may be limited by applicable bankruptcy or similar laws affecting the enforcement of creditors’ rights generally and the availability of equitable remedies.

4.1.2    Litigation. Neither Borrower nor any of Borrower’s Constituents is involved in any litigation, arbitration, or other proceeding or governmental investigation pending which if determined adversely would materially adversely affect Borrower’s ability to perform in accordance with the Loan Documents or the Environmental Indemnity.

4.1.3    Agreements. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default would be reasonably likely to materially and adversely affect the condition (financial or other) or operations of the Property or Borrower or Borrower’s ability to perform its obligations hereunder or under the Loan Documents or the Environmental Indemnity. Borrower has complied with all requirements of all instruments and agreements affecting the Property, whether or not of record, including without limitation all covenants and agreements by and between Borrower and any governmental or regulatory agency pertaining to the development, use or operation of the Property.

15	LOAN AGREEMENT

4.1.4    Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or any of the other Loan Documents or the Environmental Indemnity or the consummation of the transactions contemplated hereby or thereby, other than those which have been obtained by Borrower.

4.1.5    No Plan Assets. (i) it is acting on its own behalf; (ii) it is not an employee benefit plan as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), that is subject to Section 4975 of the Code (each of the foregoing hereinafter referred to collectively as a “Plan”); (iii) Borrower’s assets do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA; (iv) it will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets”; and (v) it is not, and will not be, a “governmental plan” within the meaning of Section 3(32) of ERISA and the transactions contemplated by the Loan Documents are not and will not be in violation of any state statutes applicable to Borrower that regulate investments of, and fiduciary obligations with respect to, governmental plans and that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

4.1.6    Compliance. The Improvements and their Use comply with (and no notices of violation have been received in connection with) all Requirements.

4.1.7    Zoning. The zoning approval for the Property is not dependent upon the ownership or use of any property which is not encumbered by the Security Instrument.

4.1.8    Financial Information. All financial statements, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Property and/or in connection with the Loan (i) are true, complete and correct in all material respects as of the date of such reports, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) have been prepared in accordance with GAAP (or other accounting standards consistently applied and acceptable to Lender) throughout the periods covered. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and which are, individually or in the aggregate, reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in the most recent financial statements of Borrower delivered to Lender. Since the date of such financial statements, there has been no Material Adverse Change in the financial condition, operations or business of Borrower or the Property from that set forth in the financial statements.

4.1.9    Casualty and Condemnation. Except as expressly approved by Lender in writing, no casualty or damage to any part of the Property that would cost more than $50,000 to restore or replace has occurred which has not been fully restored or replaced. No part of the Property has been taken in Condemnation or other similar proceeding or transferred in lieu of Condemnation, nor has Borrower received notice of any proposed Condemnation or other similar proceeding affecting the Property. No Condemnation or other proceeding has been commenced, is pending or, to Borrower’s best knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.10  Enforceability. The Loan Documents and the Environmental Indemnity are not subject to any right of rescission, set off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents or the Environmental Indemnity, or the exercise of any right thereunder, render the Loan Documents or the Environmental Indemnity unenforceable, and Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect thereto.

16	LOAN AGREEMENT

4.1.11  Assignment of Leases. Pursuant to the Assignment of Leases, Borrower has assigned the Leases and the Rents and Profits to Lender. Borrower acknowledges that it is permitted to collect certain of the Rents and Profits pursuant to a revocable license as set forth in the Assignment of Leases. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents and Profits due and payable or to become due and payable thereunder.

4.1.12  Insurance. Borrower has obtained and has delivered to Lender evidence of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  No claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

4.1.13  Licenses. All authorizations, permits, licenses, including, without limitation liquor licenses, if any, and operating permits, required by any Governmental Authority for the use, occupancy and operation of the Property in the manner in which the Property is currently being used, occupied and operated have been obtained, paid for and are in full force and effect and, to the knowledge of Borrower, all Tenants have such permits and approvals as are required by any Governmental Authority for the use, occupancy and operation of the premises demised under their respective Leases.

4.1.14  Flood Zone. None of the Improvements on the Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

4.1.15  Physical Condition. To Borrower’s knowledge and except as identified in any property condition report ordered by and delivered to Lender in connection with the Loan, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair; there exists no structural or other material defects or damages in the Property, whether latent or otherwise. Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any Policy or bond. Construction of the Improvements on the Property is complete.

4.1.16  Leases.

(a)          The rent roll attached hereto as Exhibit C (the “Rent Roll”) is true, correct and complete and there are no Leases affecting the Property except those Leases identified on the Rent Roll. All agreements between the landlord and Tenant or between the landlord and any guarantor pertaining to any of such Leases are set forth in writing.

(b)          There are no defaults by Borrower under the Existing Leases. To the best knowledge of Borrower and except as reflected in the delinquent and prepaid report attached hereto as Exhibit C-1 (the “Delinquent and Prepaid Report”), there are no defaults by any Tenants under the Existing Leases nor by any guarantors under the existing Lease Guaranties. The Existing Leases, including the existing Lease Guaranties, are in full force and effect.

(c)          No Tenant now occupies or has a Lease with regard to, nor will any Tenant occupy or have a Lease with regard to, ten (10) or more Apartment Units.

17	LOAN AGREEMENT

(d)          No Existing Lease may be amended, terminated or canceled unilaterally by a Tenant, and no Tenant may be released from its obligations, except in the event of material casualty or Condemnation or except with regard to termination provisions that are specifically required by law, including, without limitation, the Servicemembers Civil Relief Act, 50 USC App. Sec. 501-597(b), as may be amended from time to time.

(e)          Except as reflected in the Delinquent and Prepaid Report and except for rent and additional rent for the current month, Borrower has not accepted any payment of rent more than one month in advance of its due date, nor, except with regard to Apartment Unit 4318 (the “Closing Date Extraordinary Rental Payments”), any security deposit in an amount exceeding two (2) month’s rent.

4.1.17  Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by Borrower under applicable Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy.

4.1.18  Special Purpose Entity/Separateness.

(a)          Borrower is a Special Purpose Entity.

(b)          The Property has “single asset real estate” status as defined by Section 101(51)(B) of the Bankruptcy Code.

(c)          The representations and warranties set forth in this Section 4.1.18 shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

4.1.19  Solvency. Borrower (a) has not entered into the transaction contemplated by this Agreement or any Loan Document or the Environmental Indemnity with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents and the Environmental Indemnity. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.

4.1.20  Organizational Chart. The organizational chart attached as Exhibit D hereto, relating to Borrower and certain affiliates and other parties, is true, complete and correct on and as of the date hereof and shows all Persons holding a twenty-five percent (25%) or more direct or indirect ownership interest in Borrower and/or holding a Controlling interest in Borrower. Borrower has delivered to Lender true and correct copies of all Borrower’s organizational documents and except as expressly approved by Lender in writing, there have been no changes in Borrower’s Constituents since the date that the Application was executed by Borrower.

18	LOAN AGREEMENT

4.1.21  Material Agreements. Attached hereto as Schedule 4.1.21 is a list of all Material Agreements, true and complete copies of each of which have been delivered to Lender.

4.1.22  No Other Debt. Borrower has not borrowed or received debt financing (other than permitted pursuant to this Agreement) that has not been heretofore repaid in full.

4.1.23  No Bankruptcy Filing. Neither Borrower, nor any of Borrower’s Constituents, is involved in any bankruptcy, reorganization, insolvency, dissolution or liquidation proceeding, and to the best knowledge of Borrower, no such proceeding is contemplated or threatened.

4.1.24  Full and Accurate Disclosure. No information contained in this Agreement, the other Loan Documents or the Environmental Indemnity, or any written statement furnished by or on behalf of Borrower pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect in light of the circumstances under which they were made. There is no fact or circumstance presently known to Borrower which has not been disclosed to Lender and which materially adversely affects, or is reasonably likely to materially adversely affect, the Property, Borrower or its business, operations or condition (financial or otherwise).

4.1.25  Foreign Person. Neither Borrower nor any partner, member, shareholder or stockholder of Borrower is, and no legal or beneficial interest in a partner, member, shareholder or stockholder of Borrower is or will be held, directly or indirectly by, a “foreign person” within the meaning of Sections 1445 and 7701 of the Code.

4.1.26  No Change in Facts or Circumstances; Disclosure. There has been no Material Adverse Change from the conditions shown in the Application or in the materials submitted in connection with the Application or in the credit rating or financial condition of Borrower, the directors, officers, partners, shareholders, stockholders or members of Borrower or any entity which is a partner, shareholder, stockholder, beneficiary or member of any entity which is a partner, shareholder, stockholder, beneficiary or member of Borrower, respectively as the case may be (collectively, “Borrower’s Constituents”). The foregoing notwithstanding, the definition of “Borrower’s Constituents” shall expressly exclude the Carroll Member and any holder of any indirect publicly held interest in Borrower owning less than a twenty-five percent (25%) interest.

4.1.27  Management Agreement. Borrower has provided to Lender a true, correct and complete copy of the Management Agreement. The Management Agreement is in full force and effect and no event of default has occurred thereunder nor has any event under the Management Agreement occurred which, but for the giving of notice, or passage of time, or both would be an event of default thereunder. All fees payable to Manager have been paid in full.

4.1.28  Non-Relationship. Neither Borrower nor any of Borrower’s Constituents, as the case may be, is (a) a director or officer of any of MetLife, Inc., Metropolitan Life Insurance Company, MetLife HCMJV 1, LP, MetLife HCMJV 1 GP, LLC, MetLife HCMJV 1 LP, LLC or MetLife HCMJV 1 REIT, LLC (collectively, the “MetLife Parties”), (b) a parent, son or daughter of a director or officer of any of the MetLife Parties, or a descendent of any of them, (c) a stepparent, adopted child, step-son or step-daughter of a director or officer of any of the MetLife Parties, (d) a spouse of a director or officer of any of the MetLife Parties, or (e) an affiliate of any of the MetLife Parties or is receiving asset management services from any of the MetLife Parties or any affiliate of any of the MetLife Parties, and none of the collateral for the Loan herein is owned wholly or partially by any of the MetLife Parties or any affiliate of any of the MetLife Parties nor is any of the MetLife Parties or any affiliate of any of the MetLife Parties providing asset management services for such collateral.

19	LOAN AGREEMENT

4.1.29  US Patriot Act. Either (a) Borrower is regulated by the Securities and Exchange Commission, Financial Industry Regulatory Authority, Inc. or the Federal Reserve System (a “Regulated Entity”), or is a wholly-owned subsidiary or wholly-owned affiliate of a Regulated Entity, or (b) neither Borrower nor any person or entity that directly or indirectly (i) controls Borrower or (ii) has an ownership interest in Borrower of twenty-five percent (25%) or more appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the U.S. Department of the Treasury, or any similar list maintained by any other Governmental Authority, with respect to which entering into transactions with such person or entity would violate the USA Patriot Act or regulations or any Presidential Executive Order or any other similar applicable law, ordinance, order, rule or regulation and shall provide evidence as reasonably requested by Lender from time to time, to confirm compliance.

4.1.30  Criminal Acts. Neither Borrower nor any of Borrower’s Constituents has been convicted of, or been indicted for a felony criminal offense.

4.1.31  No Defaults. Neither Borrower nor any of Borrower’s Constituents is in default under any mortgage, deed of trust, deed to secure debt, note, loan or credit agreement.

4.1.32  Purchase Agreement. Borrower has delivered to Lender a true and complete copy of the Purchase Agreement and there exist no material documents or instruments relating to the purchase of the Property other than those documents and instruments that have been delivered to Lender.

4.1.33  Personal Property. Borrower owns the Personal Property free from any lien, security interest, encumbrance or adverse claim, except as otherwise expressly approved by Lender in writing. The Personal Property has not been used or bought for personal, family, or household purposes, but has been bought and used solely for the purpose of carrying on Borrower’s business.

4.1.34  O&M Agreement. The O&M Agreement, if any, is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.35  REA. All of the REAs are in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to any of the REAs, is in default thereunder, and to the best of Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as set forth on Schedule 4.1.35, no REA has been modified, amended or supplemented.

V.         BORROWER COVENANTS

Section 5.1  Borrower Affirmative Covenants. From the date hereof until payment of the Secured Indebtedness in full, Borrower hereby covenants and agrees with Lender that:

5.1.1    Existence; Compliance with Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all present and future Requirements affecting or relating to Borrower, the Property and/or the Use. Borrower shall not use or knowingly permit the use of the Property, or any part thereof, for any illegal purpose. Borrower shall furnish to Lender, on request, proof of compliance with the Requirements.

20	LOAN AGREEMENT

5.1.2    Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, Liable Party, if any, or the Property which could, if determined adversely to Borrower, Liable Party, if any, or the Property, be reasonably expected to affect the Property, or Borrower’s or Liable Party’s, if any, ability to perform its obligations, as applicable, hereunder or under the other Loan Documents, the Guaranty, if any, or the Environmental Indemnity.

5.1.3    Access to Property. Subject to the rights of Tenants under the Leases, Lender shall have the right, at any time and from time to time during normal business hours, to enter the Property in order to ascertain Borrower’s compliance with the Loan Documents, to examine the condition of the Property, to perform an appraisal, to undertake surveying or engineering work, and to inspect premises occupied by Tenants. Borrower shall cooperate with Lender in performing these inspections.

5.1.4    Books and Records; Financial Reporting. Borrower shall keep adequate books and records of account in accordance with GAAP, or in accordance with other methods acceptable to Lender in its sole discretion, consistently applied and furnish to Lender:

(a)          a quarterly certified rent roll signed and dated by Borrower, detailing the names of all Tenants of the Improvements, the portion of Improvements occupied by each Tenant, the base rent and any other charges payable under each Lease and the term of each Lease, including the expiration date, and any other information as is reasonably required by Lender, within thirty (30) days after the end of each fiscal quarter;

(b)          a quarterly operating statement of the Property and year to date operating statements detailing the total revenues received, total expenses incurred, total cost of all capital improvements, total debt service and total cash flow, to be prepared and certified by Borrower in the form required by Lender, and if available, any quarterly operating statement prepared by an independent certified public accountant, within thirty to sixty (30-60) days after the close of each fiscal quarter of Borrower;

(c)          an annual balance sheet and profit and loss statement of Borrower in the form required by Lender, prepared and certified by Borrower, or if required by Lender following an Event of Default, audited financial statements for Borrower, prepared by an independent certified public accountant acceptable to Lender within ninety (90) days after the close of each fiscal year of Borrower;

(d)          an annual operating budget presented on a monthly basis consistent with the annual operating statement described above for the Property including cash flow projections for the upcoming one (1) year period and all proposed capital replacements and improvements at least fifteen (15) days prior to the start of each calendar year;

(e)          an annual ARGUS© valuation file in electronic form which includes, without limitation, a then current rent roll, all income of the Property and all Property expenses within ninety (90) days after the close of each fiscal year of Borrower; and

21	LOAN AGREEMENT

(f)           any financial statements required pursuant to the Guaranty, if any, including, without limitation, within ninety (90) days after the end of each fiscal year of Liable Party, beginning with the fiscal year ending December 31, 2016, (i) an annual balance sheet and profit and loss statement of Liable Party in the form required by Lender, prepared and certified by Liable Party, or if required by Lender following an Event of Default, audited financial statements for Liable Party, if any, prepared by an independent certified public accountant reasonably acceptable to Lender (and for these purposes, BDO USA, LLP is hereby deemed approved by Lender; provided, however, in the event Lender reasonably determines that such accountant is no longer acceptable, such audited financial statements shall be prepared by an independent certified public account that is then reasonably acceptable to Lender), and (ii) a certificate of Liable Party to Lender (A) stating that no default under the Guaranty and no event which with notice or lapse of time or both would be a default under the Guaranty has occurred and is continuing, or if in Liable Party’s opinion a default under the Guaranty has occurred and is continuing, a statement as to the nature thereof and (B) disclosing and certifying as to all material changes in Liable Party’s debt or net worth or otherwise certifying that there has been no material change in Liable Party’s debt or net worth since the previous financial statement delivered to Lender.

5.1.5     Property Reports. Upon request from Lender or its representatives and designees, Borrower shall furnish in a timely manner to Lender:

(a)          a property management report for the Property, showing the number of inquiries made and/or rental applications received from Tenants or prospective tenants and deposits received from Tenants and any other information requested by Lender, in reasonable detail and certified by Borrower (or an officer, general partner, member or principal of Borrower if Borrower is not an individual) under penalty of perjury to be true and complete, but no more frequently than quarterly; and

(b)          an accounting of all security deposits held in connection with any Lease of any part of the Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions.

5.1.6     Additional Financial or Management Information; Right to Audit.

(a)          Borrower shall furnish Lender with such other additional financial or management information (including state and federal tax returns) as may, from time to time, be reasonably required by Lender or the Rating Agencies in form and substance satisfactory to Lender or the Rating Agencies.

(b)          Lender and its representatives shall have the right upon at least five (5) days prior written notice to Borrower to examine and audit the records, books, management and other papers of Borrower and its affiliates or of any guarantor or indemnitor which reflect upon their financial condition and/or the income, expenses and operations of the Property, at the Property or at any office regularly maintained by Borrower, its affiliates or any guarantor or indemnitor where the books and records are located. Lender shall have the right upon notice to make copies and extracts from the foregoing records and other papers.

(c)          Borrower shall furnish Lender and its agents convenient facilities for any such examination and audit of any such books and records.

5.1.7     Title to the Property. Borrower will warrant and defend the validity and priority of the security title conveyed by the Security Instrument and the Assignment of Leases on the Property against the claims of all Persons whomsoever, subject only to Permitted Exceptions.

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5.1.8     Estoppel Statements.

(a)          Within ten (10) days after a request by Lender, Borrower shall furnish an acknowledged written statement in form satisfactory to Lender (i) setting forth the amount of the Loan and the interest rate, (ii) stating either that no offsets or defenses exist against the Loan, or if any offsets or defenses are alleged to exist, their nature and extent, (iii) whether any default then exists under the Loan Documents or the Environmental Indemnity or any event has occurred and is continuing that with the lapse of time, the giving of notice, or both, would constitute such a default, and (iv) any other matters as Lender may reasonably request. If Borrower does not furnish an estoppel certificate, certified to the Certification Parties, within the 10-day period, Borrower appoints Lender as its attorney-in-fact to execute and deliver the certificate on its behalf, which power of attorney shall be coupled with an interest and shall be irrevocable.

(b)          Borrower shall use best efforts to deliver to Lender, upon request, estoppel certificates, certified to the Certification Parties, from each party under the REAs; provided that such certificates may be in form required under the REAs; provided, further, that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

5.1.9     Leases and Other Agreements Affecting the Property.

(a)          Borrower shall perform all obligations of landlord under any and all Leases. Upon request of Lender, Borrower agrees to furnish Lender true, correct and complete executed copies of all Existing Leases and all future Leases.

(b)          Borrower shall not, without the prior written consent of Lender, (i) enter into any Lease, (ii) modify, amend or extend any Lease, (iii) provide consents regarding subleases or assignments or other minor deviations from the terms of any Lease (unless the tenant (and any guarantor, if applicable) who is liable immediately prior to such subletting or assignment covenants to remain fully liable thereafter), (iv) cancel, terminate or accept surrender of any Lease, or (v) exercise other lawful rights and remedies with regard to any Lease, unless (x) the Lease, modification, amendment, extension or consent complies with the Leasing Guidelines or, (y) with regard to a cancellation, termination or acceptance of surrender, such act is in compliance with the Leasing Guidelines or Borrower has entered into a new Lease complying with the provisions set forth herein, including the Leasing Guidelines, and covering all of the premises of the Lease being cancelled, terminated or surrendered. Further, Borrower shall not, without the prior written consent of Lender, (1) accept any payment of rent more than one month in advance of its due date, or (2) enter into any option to purchase the Property. If any of the acts described in this paragraph are done without the prior written consent of Lender to the extent required pursuant to the terms hereof, at the option of Lender, they shall be of no force or effect and shall constitute a default under this Agreement.

(c)          Each Lease affecting the Property entered into from and after the date hereof shall be on the Standard Lease Form as provided in the Leasing Guidelines or, if any other form of lease is used (which such form shall be subject to Lender’s prior written approval), such form shall be absolutely subordinate to the security title conveyed by the Security Instrument and shall also contain a provision, satisfactory to Lender, to the effect that in the event of the judicial or non-judicial foreclosure of the Property, at the election of the acquiring foreclosure purchaser, the particular Lease shall not be terminated and the tenant shall attorn to the purchaser. If requested to do so, the tenant shall agree to enter into a new Lease for the balance of the term upon the same terms and conditions.

(d)          Borrower covenants and agrees that all contracts and agreements relating to the Property requiring the payment of leasing commissions or management fees or other similar compensation shall (i) provide that the obligation will not be enforceable against Lender and (ii) be subordinate to the security title conveyed by the Security Instrument. Lender will be provided evidence of Borrower’s compliance with this Section 5.1.9(d) upon request.

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5.1.10   Material Agreements. Borrower shall (a) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under each Material Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement of which it is aware and (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement to which it is a party in a commercially reasonable manner.

5.1.11   Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document and the Environmental Indemnity executed and delivered by Borrower.

5.1.12   Maintenance of the Property. Borrower, at its sole cost and expense, shall keep the Property in good order, condition and repair, and make all necessary structural and non-structural, ordinary and extraordinary repairs to the Property and the Improvements.

5.1.13   Use. Borrower shall use, or cause to be used, the Property continuously as residential multifamily apartments and certain ancillary uses in connection therewith, including the provision of recreational amenities to tenants (the “Use”). Borrower shall not use, or permit the use of, the Property for any other use without the prior written consent of Lender. Borrower shall not file or record a declaration of condominium, master mortgage or deed of trust or any other similar document evidencing the imposition of a so-called “condominium regime” whether superior or subordinate to the Security Instrument and Borrower shall not permit any part of the Property to be converted to, or operated as, a “cooperative apartment house” whereby the tenants or occupants participate in the ownership, management or control of any part of the Property.

5.1.14  Escrow Deposits.

(a)          Without limiting the effect of Section 3.1 and Section 6.1, Borrower shall pay to Lender monthly on the same date the monthly installment is payable under the Note and this Agreement, an amount equal to 1/12th of the amounts Lender reasonably estimates are necessary to pay, on an annualized basis, (1) all Impositions and (2) the Premiums until such time as Borrower has deposited an amount equal to the annual charges for these items and on demand, from time to time, shall pay to Lender any additional amounts necessary to pay the Premiums and Impositions. Borrower will furnish to Lender bills for Impositions and Premiums thirty (30) days before Impositions become delinquent and such Premiums become due for payment and, except if an Event of Default occurs, Lender shall use commercially reasonable efforts to remit such amounts on behalf of Borrower prior to the due date thereof. No amounts paid as Impositions or Premiums shall be deemed to be trust funds and these funds may be commingled with other funds held on behalf of borrowers of Lender without any requirement to pay interest to Borrower on account of these funds. If an Event of Default occurs, Lender shall have the right, at its election, to apply any amounts held under this Section 5.1.14(a) in reduction of the Secured Indebtedness, or in payment of the Premiums or Impositions for which the amounts were deposited.

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(b)          Pursuant to the terms of the Security Instrument and the Assignment of Leases, Borrower has absolutely and unconditionally assigned, set over and transferred to Lender all of Borrower’s right, title, interest and estates in and to the Leases and the Rents and Profits, including, without limitation, the Extraordinary Rental Payments, subject to the terms and license granted to Borrower thereunder, which documents shall govern and control the provisions of said assignment. Notwithstanding anything to the contrary, such license shall not be applicable to any Extraordinary Rental Payments, all of which, except with regard to the Closing Date Extraordinary Rental Payments, shall be paid directly to Lender, held by Lender (hereinafter referred to as the “Extraordinary Rental Escrow”) and disbursed or applied as hereinafter provided. Subject to the terms hereof, Lender shall be entitled to hold Extraordinary Rental Payments it receives in an account as additional security for the Loan and the funds shall be governed by the terms set forth in this subparagraph (b) and applied in accordance with the terms of any applicable Lease as provided in this subparagraph (b). Borrower shall render such accounts of collections as Lender may reasonably require. Any Tenant is authorized and directed to pay all Extraordinary Rental Payments to Lender. None of the Extraordinary Rental Escrow shall be deemed to be trust funds and these funds may be commingled with other funds held on behalf of borrowers of Lender without any requirement to pay interest to Borrower on account of these funds. So long as no Event of Default then exists, upon request of Borrower, Lender shall disburse funds from time to time from the Extraordinary Rental Escrow for use by Borrower, subject to Lender’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, except in accordance with the terms of any applicable Lease. Such disbursements of funds from the Extraordinary Rental Escrow shall be conditioned upon Borrower furnishing to Lender a written request for each such disbursement together with those items as Lender deems reasonably necessary in its discretion. If an Event of Default occurs, Lender shall have the right to use such Extraordinary Rental Escrow in accordance with the terms of the Leases for which the amounts were deposited, provided, however, Lender shall not have the right to apply any amounts held under this Section 5.1.14(b) in reduction of the Secured Indebtedness. In the event of a foreclosure or a deed foreclosure of the Property, such Extraordinary Rental Escrow shall be transferred to the acquiring foreclosure purchaser.

5.1.15  Personal Property. Borrower will notify Lender of, and will protect, defend and indemnify Lender and MetLife HCMJV 1, LP, and their respective affiliates, partners and participants, and the officers, directors, agents, employees of each of them, and the successors and assigns of each of them against, all claims and demands of all persons at any time claiming any rights or interest in the Personal Property. The Personal Property shall not be used or bought for personal, family, or household purposes, but shall be bought and used solely for the purpose of carrying on Borrower’s business.

5.1.16  Special Purpose Entity/Separateness.

(a)          Borrower shall continue to be a Special Purpose Entity.

(b)          The Property shall continue to have “single asset real estate” status as defined by Section 101(51)(B) of the Bankruptcy Code.

(c)          The covenants set forth in this Section 5.1.16 shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

Section 5.2    Borrower Negative Covenants. From the date hereof until the Secured Indebtedness is paid in full, Borrower hereby covenants and agrees with Lender that:

5.2.1     Liens and Encumbrances. Without the prior written consent of Lender, to be exercised in Lender’s sole and absolute discretion, other than the Permitted Exceptions, Borrower shall not create, place or allow to remain any Liens and Encumbrances on the Property. If any Liens and Encumbrances are recorded against the Property or any part of the Property, Borrower shall obtain a discharge and release of any Liens and Encumbrances within fifteen (15) days after receipt of notice of their existence. The foregoing notwithstanding, Borrower shall be permitted to enter into typical utility easements with applicable utility providers as long as such utility easements do not interfere with the use and operation of the Property and such utility easements are otherwise subject to Lender’s reasonable approval.

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5.2.2     Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property.

5.2.3     Affiliate Transactions. Other than (i) the Management Agreement in effect as of the date hereof and (ii) the IT Agreement in effect as of the date hereof, Borrower shall not enter into, or be a party to, any transaction with an affiliate of Borrower or any of the partners of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such affiliate than would be obtained in a comparable arm’s length transaction with an unrelated third party.

5.2.4     Zoning. Without the prior written consent of Lender, Borrower shall not (i) initiate or acquiesce in a change in the zoning classification of and/or restrictive covenants affecting the Property or seek any variance under existing zoning ordinances, (ii) use or permit the use of the Property in a manner which may result in the Use becoming a non-conforming use under applicable zoning ordinances, or (iii) subject the Property to restrictive covenants.

5.2.5     Assets. Borrower shall not purchase or own any property other than the Property and any property necessary or incidental to the ownership and operation of the Property.

5.2.6     No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

5.2.7     Principal Place of Business; Chief Executive Office; Books and Records. Borrower shall not (i) change its principal place of business or name from the address and name set forth in the introductory paragraph hereof without, in each instance, (A) giving Lender at least thirty (30) days’ prior written notice thereof and (B) taking all action required by Lender for the purpose of perfecting and/or protecting the Lien and security interest of Lender created pursuant to this Agreement and the other Loan Documents or (ii) change its organizational structure without (A) obtaining the prior written consent of Lender and (B) taking all action reasonably required by Lender for the purpose of perfecting or protecting the Lien and security interest of Lender created pursuant to this Agreement and the other Loan Documents. At the request of Lender, Borrower shall execute a certificate, certified to the Certification Parties, in form reasonably satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

5.2.8     ERISA. Borrower will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets”. Borrower will not become a “governmental plan” within the meaning of Section 3(32) of ERISA and will not become subject to any state statutes that regulate investments of, and fiduciary obligations with respect to, governmental plans, that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and that would be violated by the transactions contemplated by the Loan Documents.

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5.2.9     Material Agreements. Borrower shall not, without Lender’s prior written consent, such consent not to be unreasonably withheld: (a) enter into any Material Agreement, (b) surrender or terminate any Material Agreement to which it is a party (unless the other party thereto is in material default and the termination of such Material Agreement would be commercially reasonable and then only if Borrower shall have provided to Lender not less than five (5) Business Days’ notice of such termination and such termination would not be reasonably expected to result in a Material Adverse Change), (c) increase or consent to the increase of the amount of any fees or charges payable by Borrower under any Material Agreement, except for such increases as are expressly provided for therein, or (d) modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement.

5.2.10   Improvements. Borrower shall abstain from, and not permit the commission of waste to the Property and shall not remove or alter in any substantial manner, the structure or character of any Improvements without the prior written consent of Lender.

5.2.11   Personal Property Borrower will not remove the Personal Property without the prior written consent of Lender, except items of Personal Property which are consumed or worn out in ordinary usage which shall be promptly replaced by Borrower with other Personal Property of value equal to or greater than the value of the replaced Personal Property.

VI.          INSURANCE, CASUALTY AND CONDEMNATION

Section 6.1    Insurance.

6.1.1     Insurance Policies.

(a)          During the term of the Loan, Borrower at its sole cost and expense must provide Policies and certificates of insurance for types of insurance described below all of which must be satisfactory to Lender as to form of policy, amounts, deductibles, sublimits, types of coverage, exclusions and the companies underwriting these coverages. In no event shall such Policies be terminated or otherwise allowed to lapse. Borrower shall be responsible for its own deductibles. Borrower shall also pay for any insurance, or any increase of policy limits, not described in this Agreement that Borrower requires for its own protection or for compliance with government statutes. Borrower’s insurance shall be primary and without contribution from any insurance procured by Lender including, without limitation, any insurance obtained by Lender pursuant to Section 6.1.1(d).

Policies of insurance shall be delivered to Lender in accordance with the following requirements:

(i)          Property insurance on the Improvements and the Personal Property insuring against any peril now or hereafter included within the classification “All Risk” or “Special Perils,” in each case (1) in an amount equal to 100% of the Full Replacement Cost of the Improvements and Personal Property with a waiver of depreciation and with a Replacement Cost Endorsement; (2) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (3) providing for no deductible in excess of $250,000.00 and (4) containing no margin clause unless approved by Lender and (5) containing Ordinance or Law Coverage, Operation of Building Laws, Demolition Costs and Increased Cost of Construction in an amount reasonably required by Lender or if any of the Improvements or the use of the Property constitute non-conforming structures then in the amount of 100% of the Full Replacement Cost. The Full Replacement Cost shall be determined from time to time by an appraiser or contractor designated and paid by Borrower and approved by Lender or by an engineer or appraiser in the regular employ of the insurer. The “Full Replacement Cost” for purposes of this Article VI shall mean the estimated total cost of construction required to replace the Improvements with a substitute of like utility, and using modern materials and current standards, design and layout. For purposes of calculating Full Replacement Cost direct (hard) costs shall include, without limitation, labor, materials, supervision and contractor’s profit and overhead and indirect (soft) costs shall include, without limitation, fees for architect’s plans and specifications, construction financing costs, permits, sales taxes, insurance and other costs included in the Marshall Valuation Service published by Marshall & Swifts.

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(ii)         Commercial General Liability insurance, including liquor liability insurance if applicable, against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (1) to be on the so-called “occurrence” form with a combined single limit of not less than Forty Million Dollars ($40,000,000.00); (2) to continue at not less than this limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (iii) to cover at least the following hazards: (a) premises and operations; (b) products and completed operations on an “if any” basis; (c) independent contractors; (d) blanket contractual liability for all written and oral contracts; and (e) contractual liability covering the indemnities contained in this Agreement and the other Loan Documents to the extent available. The required limit may be satisfied through a combination of Primary and Excess Liability policies.

(iii)        Business Income insurance in an amount sufficient to prevent Borrower from becoming a co-insurer within the terms of the applicable Policies, and sufficient to recover twenty four (24) months Business Income and with an Extended Period of Indemnity (“EPI”) of 12 months. The amount of such insurance shall be increased from time to time during the term of the Loan as and when new leases and renewal leases are entered into and rents payable increase or the annual estimate of gross income from occupancy of the Property increases to reflect such rental increases.

(iv)        If Lender determines at any time that any part of the Property is located in an area identified on a Flood Hazard Boundary Map or Flood Insurance Rate Map issued by the Federal Emergency Management Agency as having special flood hazards and flood insurance has been made available, Borrower will maintain a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount not less than the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as amended. In addition Difference in Conditions (DIC) insurance and/or excess insurance from and against all losses, damages, costs, expenses, claims and liabilities related to or arising from acts of flood, of such types, in such amounts, with such deductibles, issued by such companies, and on such forms of insurance policies as required by Lender, if Lender determines at any time that any part of the Property is located in Flood Zone A or V.

(v)         During the period of any construction or renovation or alteration of the Improvements, and only if the Property insurance (as described in Section 6.1.1(a)(i)) form does not otherwise provide coverage, a so-called “Builder’s All Risk” insurance policy in non-reporting form for any Improvements under construction, renovation or alteration including, without limitation, for demolition and increased cost of construction or renovation, in an amount approved by Lender including an Occupancy endorsement and Worker’s Compensation Insurance covering all persons engaged in the construction, renovation or alteration in an amount at least equal to the minimum required by statutory limits of the State.

(vi)        Workers’ Compensation insurance, subject to the statutory limits of the State, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease in the aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operations (if applicable).

(vii)       Boiler & Machinery, or Equipment Breakdown Coverage, insurance covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Improvements, in an amount equal to one hundred percent (100%) of the full replacement cost of all equipment installed in, on or at the Improvements. These Policies shall insure against physical damage to and loss of occupancy and use of the Improvements arising out of an accident or breakdown.

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(viii)      Insurance from and against all losses, damages, costs, expenses, claims and liabilities related to or arising from acts of terrorism, of such types, in such amounts, with such deductibles, issued by such companies, and on such forms of insurance policies as required by Lender and as may be commercially available; provided, however, that as to the original Borrower (but not to any successor borrower), Borrower shall only be obligated to maintain that amount of terrorism coverage that could be purchased with a premium that is equal to two hundred percent (200%) of the premium, as determined by Lender, that Borrower would need to pay to obtain All Risk Property insurance for the Property without terrorism coverage.

(ix)         Business Automobile Insurance with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage arising out of the use of owned, non-owned, hired and/or leased automotive equipment when such equipment is operated by Borrower, Borrower’s employees or Borrower’s agents in connection with the Property.

(x)          Windstorm coverage, including coverage for Named Storms, in an amount equal to the Full Replacement Cost, plus an amount equal to the Business Income insurance and EPI contemplated in Subsection (a)(iii) of this Section 6.1.1 and on terms consistent with the commercial property Policy required under Subsection (a)(i) of this Section 6.1.1, provided, however, that the deductible for windstorm coverage shall not exceed the greater of (i) $250,000 or (ii) five percent (5%) of the Full Replacement Cost.

(xi)         Insurance from or against all losses, damages, costs, expenses, claims and liabilities related to or arising from earthquake on such form of insurance policy and in such amount as required by Lender, and provided that the deductible for earthquake coverage shall not exceed the greater of (i) $250,000 or (ii) five percent (5%) of the Full Replacement Cost.

(xii)        Such other insurance (i) as may from time to time be required by Lender to replace coverage against any hazard, which as of the date hereof is insured against under any of the Policies described in Subsections (a)(i) through (a)(xi) of this Section 6.1.1, and (ii) as may from time to time be reasonably required by Lender against other insurable hazards, including, but not limited to, vandalism, earthquake, environmental, sinkhole and mine subsidence.

(b)          Lender’s interest must be clearly stated by endorsement in the Policies described in this Section 6.1.1 as follows:

(i)          The Policies referenced in Subsections (a)(i), (a)(iii), (a)(iv), (a)(v), (a)(vii), (a)(x) and (a)(xi) of this Section 6.1.1 shall identify “MetLife HCMJV 1, LP, and its Successors, Assigns, Affiliates, Partners and Participants” under the New York Standard Mortgagee Clause (non-contributory) endorsement.

(ii)         The Policies referenced in Sections 6.1.1(a)(ii) and 6.1.1(a)(ix) shall name as additional insureds “MetLife HCMJV 1, LP, and its Successors, Assigns, Affiliates, Partners and Participants”.

(iii)        The Policies referenced in Section 6.1.1(a)(viii) shall name Lender in such form and manner as Lender shall require.

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(iv)        All of the Policies referred to in Section 6.1.1 shall provide for at least thirty (30) days’ written notice to Lender in the event of policy cancellation and/or material change.

(c)          All the insurance companies must be authorized to do business in New York State and the State and be approved by Lender. The insurance companies must have a general policy rating of A.M. Best “Excellent” or better and a financial class of X or better by A.M. Best. Notwithstanding the foregoing, Lender hereby approves Hallmark Specialty Insurance as an insurance company through July 26, 2017 notwithstanding its rating of A-, VIII, provided if such rating decreases prior to July 26, 2017, Borrower shall replace, by the date that is thirty (30) days from the date of such rating decrease, such insurance company with an insurance company that meets the requirements set forth in this subsection (c). In any event, upon renewal of Borrower’s insurance on July 26, 2017, Borrower shall replace Hallmark Specialty Insurance with an insurance company that meets the requirements set forth in this subsection (c) if Hallmark Specialty Insurance’s rating is not an “A” “X”. So called “Cut-through” endorsements shall not be permitted. If there are any Securities issued with respect to this Loan which have been assigned a rating by a Rating Agency, the insurance company shall have a claims paying ability rating by such Rating Agency equal to or greater than the rating of the highest class of the Securities. Borrower shall deliver evidence satisfactory to Lender of payment of premiums due under the Policies.

(d)          Certified copies of the Policies, and any endorsements, shall be made available for inspection by Lender upon request. If Borrower fails to obtain or maintain Policies and coverages as required by this Section 6.1.1, then Lender shall have the right, following written notice to Borrower, but shall not have the obligation immediately to procure any such Policies and coverages at Borrower’s cost.

(e)          Borrower shall be required during the term of the Loan to continue to provide Lender with original renewal Policies or replacements of the Policies referenced in Section 6.1.1(a). Lender may accept Certificates of Insurance, if satisfactory to Lender, evidencing Policies referenced in this Section 6.1.1 instead of requiring the actual Policies. Lender shall be provided with renewal Certificates of Insurance, or Binders, prior to each expiration. The failure of Borrower to maintain the insurance required under this Article VI shall not constitute a waiver of Borrower’s obligation to fulfill these requirements.

(f)          All binders, Policies, endorsements, certificates, and cancellation notices are to be sent to the Lender’s Address for Insurance Notification until changed by notice from Lender.

(g)          If any Policy referred to in this Section 6.1.1 is written on a blanket basis, a list of locations and their insurable values shall be provided, as required by Lender. If the Property is located in an area for potential catastrophic loss Borrower shall provide Lender with a Natural Hazard Loss Analysis Report on an annual basis. This report is to be completed by a recognized risk modeling company (e.g. RMS, EQE, AIR) approved by Lender.

6.1.2     Adjustment of Claims. Borrower hereby authorizes and empowers Lender to settle, adjust or compromise any claims for damage to, or loss or destruction of, all or a portion of the Property, regardless of whether there are Insurance Proceeds available or whether any such Insurance Proceeds are sufficient in amount to fully compensate for such damage, loss or destruction.

6.1.3     Assignment to Lender. The provisions of Section 3.2 of the Security Instrument are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein.

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Section 6.2    Casualty and Condemnation.

6.2.1     Casualty.

(a)          Borrower shall give prompt written notice of any casualty to the Property to Lender whether or not required to be insured against. The notice shall describe the nature and cause of the casualty and the extent of the damage to the Property. Borrower covenants and agrees to commence and diligently pursue to completion the Restoration.

(b)          Borrower assigns to Lender all Insurance Proceeds which Borrower is entitled to receive in connection with a casualty whether or not such insurance is required under this Agreement; provided that, if the cost of the repair, restoration and rebuilding of any portion of the Property that has been partially damaged or destroyed (the “Restoration”) does not exceed the Casualty Threshold, as reasonably determined by Lender, and there is then no existing Event of Default, Borrower shall be permitted to collect the Insurance Proceeds for such claim and shall complete the Restoration in full compliance with all Requirements to the same condition, character and general utility as nearly as possible to that existing prior to the casualty and at least equal in value as that existing prior to the casualty; and provided further that, if the cost of the Restoration exceeds the Casualty Threshold, as reasonably determined by Lender, and (1) an Event of Default does not currently exist, and (2) Lender has determined that (i) there has not been an Impairment of the Security, and (ii) the Restoration can be accomplished in full compliance with all Requirements to the same condition, character and general utility as nearly as possible to that existing prior to the casualty and at least equal in value as that existing prior to the casualty, the Net Insurance Proceeds shall be applied to the cost of Restoration in accordance with the terms of this Article VI. Lender shall hold and disburse the Net Insurance Proceeds to the Restoration.

(c)          If the Net Insurance Proceeds are to be used for the Restoration in accordance with this Article VI, Borrower shall comply with Lender’s Requirements For Restoration as set forth in Section 6.2.3. Upon Borrower’s satisfaction and completion of the Requirements For Restoration and upon confirmation that there is no Event of Default then existing, Lender shall pay any remaining Restoration Funds then held by Lender to Borrower.

(d)          In the event that the conditions for Restoration set forth in this Section 6.2.1 have not been met, Lender may, at its option, apply the Net Insurance Proceeds to the reduction of the Secured Indebtedness in such order as Lender may determine and Lender may declare the entire Secured Indebtedness immediately due and payable. After payment in full of the Secured Indebtedness, any remaining Restoration Funds shall be paid to Borrower.

6.2.2     Condemnation.

(a)          If the Property or any part of the Property is taken by reason of any Condemnation, Lender shall be entitled to all Condemnation Proceeds. At its option, Lender shall be entitled to commence, appear in and prosecute in its own name any action or proceeding or to make any compromise or settlement in connection with such Condemnation. Borrower hereby irrevocably constitutes and appoints Lender as its attorney-in-fact, which appointment is coupled with an interest, to commence, appear in and prosecute any action or proceeding or to make any compromise or settlement in connection with any such Condemnation.

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(b)          Borrower assigns to Lender all Condemnation Proceeds which Borrower is entitled to receive. In the event of any Condemnation, and provided (1) an Event of Default does not currently exist, and (2) Lender has determined that (i) there has not been an Impairment of the Security, and (ii) the Restoration of any portion of the Property that has not been taken can be accomplished in full compliance with all Requirements to the same condition, character and general utility as nearly as possible to that existing prior to the taking and at least equal in value as that existing prior to the taking, then Borrower shall commence and diligently pursue to completion the Restoration. Lender shall hold and disburse the Net Condemnation Proceeds to the Restoration.

(c)          In the event the Net Condemnation Proceeds are to be used for the Restoration, Borrower shall comply with Lender’s Requirements For Restoration as set forth in Section 6.2.3. Upon Borrower’s satisfaction and completion of the Requirements For Restoration and upon confirmation that there is no Event of Default then existing, Lender shall pay any remaining Restoration Funds then held by Lender to Borrower.

(d)          In the event that the conditions for Restoration set forth in this Section 6.2.2 have not been met, Lender may, at its option, apply the Net Condemnation Proceeds to the reduction of the Secured Indebtedness in such order as Lender may determine and Lender may declare the entire Secured Indebtedness immediately due and payable. After payment in full of the Secured Indebtedness, any remaining Restoration Funds shall be paid to Borrower.

6.2.3     Requirements For Restoration. Unless otherwise expressly agreed in a writing signed by Lender, the following are the “Requirements For Restoration”:

(a)          If the Net Insurance Proceeds or Net Condemnation Proceeds are to be used for the Restoration, prior to the commencement of any Restoration work (the “Work”), Borrower shall provide Lender for its review and written approval (i) complete plans and specifications for the Work which (A) have been approved by all required Governmental Authorities, (B) have been approved by an architect satisfactory to Lender (the “Architect”) and (C) are accompanied by Architect’s signed statement of the total estimated cost of the Work (the “Approved Plans and Specifications”); (ii) the amount of money which Lender reasonably determines will be sufficient when added to the Net Insurance Proceeds or Net Condemnation Proceeds to pay the entire cost of the Restoration (collectively referred to as the “Restoration Funds”); (iii) evidence that the Approved Plans and Specifications and the Work are in compliance with all Requirements; (iv) an executed contract for construction with a contractor satisfactory to Lender (the “Contractor”) in a form approved by Lender in writing; and (v) a surety bond and/or guarantee of payment with respect to the completion of the Work. The bond or guarantee shall be satisfactory to Lender in form and amount and shall be signed by a surety or other entities who are acceptable to Lender.

(b)          Borrower shall not commence the Work, other than temporary work to protect the Property or prevent interference with business, until Borrower shall have complied with the requirements of subsection (a) of this Section 6.2.3. So long as there does not currently exist an Event of Default and the following conditions have been complied with or, in Lender’s discretion, waived, Lender shall disburse the Restoration Funds in increments to Borrower, from time to time as the Work progresses:

(i)          Architect shall be in charge of the Work.

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(ii)         Lender shall disburse the Restoration Funds directly or through escrow with a title company selected by Borrower and approved by Lender, upon not less than ten (10) days’ prior written notice from Borrower to Lender and Borrower’s delivery to Lender of (A) Borrower’s written request for payment (a “Request for Payment”) accompanied by a certificate by Architect, certified to the Certification Parties, in a form satisfactory to Lender which states that (a) all of the Work completed to that date has been completed in compliance with the Approved Plans and Specifications and in accordance with all Requirements, (b) the amount requested has been paid or is then due and payable and is properly a part of the cost of the Work, and (c) when added to all sums previously paid by Lender, the requested amount does not exceed the value of the Work completed to the date of such certificate; and (B) evidence satisfactory to Lender that the balance of the Restoration Funds remaining after making the payments shall be sufficient to pay the balance of the cost of the Work. Each Request for Payment shall be accompanied by (x) waivers of liens covering that part of the Work previously paid for, if any, (y) a title search or by other evidence satisfactory to Lender that no mechanic’s or materialmen’s liens or other similar liens for labor or materials supplied in connection with the Work have been filed against the Property and not discharged of record, and (z) an endorsement to the Title Insurance Policy insuring that no encumbrance exists on or affects the Property other than the Permitted Exceptions.

(iii)        The final Request for Payment shall be accompanied by (i) a final certificate of occupancy or other evidence of approval of appropriate Governmental Authorities for the use and occupancy of the Improvements, (ii) evidence that the Restoration has been completed in accordance with the Approved Plans and Specifications and all Requirements, (iii) evidence that the costs of the Restoration have been paid in full, and (iv) evidence that no mechanic’s or similar liens for labor or material supplied in connection with the Restoration are outstanding against the Property, including final waivers of liens covering all of the Work and an endorsement to the Title Insurance Policy insuring that no encumbrance exists on or affects the Property other than the Permitted Exceptions.

(c)          If (i) within sixty (60) days after the occurrence of any damage, destruction or Condemnation requiring Restoration, Borrower fails to submit to Lender and receive Lender’s approval of plans and specifications or fails to deposit with Lender the additional amount necessary to accomplish the Restoration as provided in subparagraph (a) above, or (ii) after such plans and specifications are approved by all such Governmental Authorities and Lender, Borrower fails to commence promptly or diligently continue to completion the Restoration, or (iii) Borrower becomes delinquent in payment to mechanics, materialmen or others for the costs incurred in connection with the Restoration, or (iv) there exists an Event of Default, then, in addition to all of the rights herein set forth and after ten (10) days’ written notice of the non-fulfillment of one or more of these conditions, Lender may apply the Restoration Funds to reduce the Secured Indebtedness in such order as Lender may determine, and at Lender’s option and in its sole discretion, Lender may declare the Secured Indebtedness immediately due and payable together with the Prepayment Fee.

VII.         PROPERTY MANAGEMENT

Section 7.1    The Management Agreement. Borrower shall cause Manager to manage the Property in accordance with the Management Agreement. Borrower shall (i) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (ii) promptly notify Lender of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed, and (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement. If Borrower defaults in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, the Environmental Indemnity or the Guaranty, if any, and without waiving or releasing Borrower from any of its obligations hereunder or under the Management Agreement, Lender shall have the right after ten (10) days written notice to Borrower, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed.

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Section 7.2   Prohibition Against Termination or Modification. Except with regard to applicable automatic renewals as set forth in such Management Agreement in effect as of the date hereof and provided no other modifications are made in connection therewith, Borrower shall not surrender, terminate, cancel, amend, modify, supplement, replace, renew or extend the Management Agreement, or enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, or consent to the assignment by the Manager of its interest under the Management Agreement, in each case without the express consent of Lender (such consent not to be unreasonably withheld). If at any time Lender consents to the appointment of a new manager, such manager and Borrower shall, as a condition of Lender’s consent, execute an assignment and subordination of management agreement in the form then used by Lender.

Section 7.3   Replacement of Manager. Lender shall have the right, in its sole discretion, to require Borrower to replace the Manager upon prior notice with a Person reasonably approved by Lender upon the occurrence of any one or more of the following events: (i) at any time following the occurrence and continuance of an Event of Default and/or (ii) if Manager is in default of any material provision under the Management Agreement beyond any applicable notice and cure period or if at any time the Manager has engaged in gross negligence, fraud or willful misconduct.

VIII.         CHANGE IN OWNERSHIP, PROHIBITION ON ADDITIONAL FINANCING AND ADDITIONAL OBLIGATIONS

Section 8.1   Permitted Transfers of Interest in Borrower. Except as expressly permitted herein, Borrower shall not cause or permit: (i) any part of the Property or any direct or indirect interest in the Property, to be conveyed, transferred, assigned, encumbered, sold or otherwise disposed of; or (ii) any transfer, assignment or conveyance of any direct or indirect interest in Borrower or its partners, stockholders, shareholders, members, beneficiaries, or any of Borrower’s direct or indirect constituents or (iii) any merger, reorganization, dissolution or other change in the ownership structure of Borrower or any of the direct or indirect general partners or members of Borrower, including, without limitation, any conversion of Borrower or any direct or indirect general partner or member of Borrower to a limited partnership, a limited liability partnership or a limited liability company (collectively, a “Transfer” or “Transfers”).

The above prohibitions on Transfers shall not be applicable to (i) Ordinary Course Transfers of ownership interests in Liable Party and Bluerock Residential Holdings, LP, its operating partnership (“BR Operating Partnership”), so long as Liable Party is traded on a U.S. national securities exchange and remains the sole general partner of BR Operating Partnership; (ii) any Transfer by Carroll Co-Invest IV Roswell, LLC, a Georgia limited liability company (the “Carroll Member”), of up to one hundred percent (100%) of its ownership interest as of the date hereof in BR Hawthorne Springhouse JV, LLC, a Delaware limited liability company (the “Sole Member”), to an affiliate of MPC Partnership Holdings LLC, a Georgia limited liability company (the “Carroll Parent”), so long as at least either M. Patrick Carroll and/or Josh Champion (collectively or individually) remains actively involved in the operation and management of such transferee (the “Carroll Transferee”), the Carroll Member (to the extent that it continues to hold, or control, any ownership interest in the Sole Member), and the Carroll Parent and so long as satisfactory evidence is provided to Lender confirming the status of such Carroll Transferee; (iii) Transfers as a result of the death of a natural person; and/or (iv) Transfers in connection with estate planning by a natural person to a spouse, son or daughter or descendant of either, a stepson or stepdaughter or descendant of either.

Notwithstanding the foregoing, subject to the General Transfer Requirements, the Transfers as described in each of the following clauses (i) through (iii) may occur without the prior written approval of Lender (in each case, a “Permitted Transfer”):

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(i)          relating to the sale of a majority (or all) of the outstanding shares (or partnership interests) of Liable Party or BR Operating Partnership, or a merger, combination or “roll-up” of Liable Party or BR Operating Partnership into a partnership, limited liability company or other entity or participation in an UPREIT transaction, DOWNREIT transaction or similar transaction with a real estate investment trust or other entity, with the surviving entity having a net worth and liquidity that equals or exceeds that which existed as of the date hereof and is advised by a manager that is regularly engaged, directly or indirectly, in the business of making or owning commercial real estate loans or operating commercial real estate properties in the United States that is reasonably acceptable to Lender;

(ii)         by and among Borrower’s Affiliates, provided that Liable Party, directly or indirectly, individually or jointly, Controls the management, operations, business and affairs of Borrower following such Transfer (the “BR Control Conditions”); and/or

(iii)        by the Carroll Member to BR Springhouse Managing Member, LLC, a Delaware limited liability company, of membership interests in the Sole Member, provided the BR Control Conditions remain satisfied.

Each Permitted Transfer shall further be subject to the following conditions: (i) there shall be no Event of Default under the Loan Documents, the Guaranty or the Environmental Indemnity that remains uncured beyond any applicable notice and cure period (unless such default shall be cured in connection with the Permitted Transfer); (ii) after giving effect to the Permitted Transfer, the entity that comprises Borrower shall continue to be able to make the representations and warranties set forth in Article IV hereof, and Borrower shall furnish to Lender such information as Lender requests in order for Lender to conduct due diligence, satisfactory to Lender, with respect to Section 4.1.5 and Section 4.1.29; (iii) Lender receives written notice thereof not later than thirty (30) days prior to such contemplated Permitted Transfer; (iv) Lender has reviewed and approved the Transfer documents and received organizational charts reflecting the structure of Borrower prior to and after the Transfer and copies of the then-current organizational documents of Borrower, including any amendments; (v) Borrower pays or reimburses Lender, upon demand, for all of Lender’s out-of-pocket costs (including reasonable attorneys’ fees) incurred in reviewing the Transfer request; (vi) neither transferee nor any partner, beneficiary, member, shareholder, stockholder, director or officer of transferee is an affiliate of the MetLife Parties, is receiving asset management services from the MetLife Parties or any affiliate of any of the MetLife Parties, and none of the collateral for the Loan herein is owned wholly or partially by any of the MetLife Parties or any affiliate of any of the MetLife Parties nor is any of the MetLife Parties or any affiliate of any of the MetLife Parties providing asset management services for such collateral; and (vii) Liable Party shall have reaffirmed its status as “Guarantor” under the Guaranty and as an “Indemnitor” under the Environmental Indemnity (or Liable Party shall have been replaced in connection with the applicable Permitted Transfer with a Person meeting the reasonable underwriting requirements of the MetLife Parties and having equal or greater net worth and liquidity as Liable Party as of the date hereof, in which case Liable Party shall be released from liability under the Guaranty and the Environmental Indemnity arising from and after the Transfer and such replacement Person shall confirm its status as “Guarantor” under the Guaranty and an “Indemnitor” under the Environmental Indemnity) (the foregoing conditions in clauses (i) through (vii), inclusive, shall constitute and be referred to collectively as the “General Transfer Requirements”).

35	LOAN AGREEMENT

Any Transfer pursuant to and in accordance with the provisions set forth above in this Section 8.1 will not relieve Borrower of its obligations under this Agreement, the Note or any other Loan Document or the Environmental Indemnity, or Liable Party of its obligations under the Guaranty, the Environmental Indemnity, or under the Loan Documents to the extent applicable (unless Liable Party shall have been replaced in connection with the applicable Permitted Transfer with a Person meeting the reasonable underwriting requirements of the MetLife Parties and having equal or greater net worth and liquidity as Liable Party as of the date hereof, in which case Liable Party shall be released from liability under the Guaranty and the Environmental Indemnity arising from and after the Transfer).

In addition to the rights to Transfer set forth above, Borrower shall have a one-time right to transfer the Property (the “One-Time Property Transfer”), subject to the following conditions: (i) there being no Event of Default under the Loan Documents, the Environmental Indemnity or the Guaranty at the time of such One-Time Property Transfer; (ii) Lender’s approval of transferee; (iii)  transferee shall be able to make the representations set forth in Article IV hereof, including, without limitation, the representations set forth in Section 4.1.5 hereof; (iv) the cash flow, in the reasonable opinion of Lender, derived from the Property shall be no less than 2.0 times the annual payments required under the Loan during the period prior to the Principal and Interest Installment Date and 1.5 times the annual payments required under the Loan during the period from and after the Principal and Interest Installment Date; (v) the LTV at the time of the One-Time Property Transfer shall not be greater than sixty-two percent (62%); (vi) Borrower or transferee shall pay a fee equal to one percent (1%) of the outstanding principal balance of the Note at the time of the One-Time Property Transfer and assumption, together with a non-refundable processing fee in the amount of $10,000; (vii)  transferee shall expressly assume the Loan Documents and the Environmental Indemnity in a manner satisfactory to Lender and an additional Liable Party acceptable to Lender shall execute the Guaranty and the Environmental Indemnity with respect to events arising or occurring from and after the date of the One-Time Property Transfer, which additional Liable Party shall have (in the aggregate if more than one) a net worth of not less than $150,000,000; (viii) transferee must have a net worth not less than $25,000,000 as shown on a proforma balance sheet reflecting transferee’s acquisition of the Property; (ix) transferee or sponsor must be of institutional quality (e.g., an entity sponsored by a public real estate investment trust, pension fund, insurance company, bank, private equity fund, or similar fund or institution, or a high net worth individual controlled entity active with institutional-quality properties, or an investment manager acting on behalf of one or more of the foregoing) with assets under management of a least $100 million and experienced in the ownership, management and leasing of institutional properties similar to the Property; (x) Borrower or transferee shall pay all costs and expenses incurred by Lender in connection with the One-Time Property Transfer and assumption, including title insurance premiums, documentation costs and reasonable attorneys’ fees; (xi) if the Loan has been securitized, Lender shall have received confirmation that the assumption of the Loan by transferee will not result in an adverse change in the rating of the Securities by the Rating Agency; (xii) no One-Time Property Transfer shall release Borrower or Liable Party from their respective obligations under the Loan Documents, the Environmental Indemnity or the Guaranty with respect to events arising or occurring prior to the date of such One-Time Property Transfer (although such parties shall be released from liability for events first arising or accruing from and after the date of such One-Time Property Transfer); and (xiii) neither transferee nor any partner, beneficiary, member, shareholder, stockholder, director or officer of transferee is an affiliate of the MetLife Parties, is receiving asset management services from the MetLife Parties or any affiliate of any of the MetLife Parties, and none of the collateral for the Loan is owned wholly or partially by any of the MetLife Parties or any affiliate of any of the MetLife Parties nor are any of the MetLife Parties or any affiliate of any of the MetLife Parties providing asset management services for such collateral. In the event that the proposed One-Time Property Transfer does not satisfy all of the conditions set forth in clauses (i) through (xi), such One-Time Property Transfer shall nevertheless be permitted, subject to Lender’s approval of any such deviations.

Borrower shall pay all costs and expenses, including reasonable attorneys’ fees and disbursements incurred by Lender in connection with any Transfer.

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Section 8.2    Prohibition on Additional Financing. Borrower shall not incur or permit the incurring of: (i) any financing in addition to the Loan that is secured by a lien, security interest or other encumbrance of any part of the Property (including any loan or financing which is repaid by assessments or other taxes related to the Property including, without limitation, any Property-Assessed Clean Energy loan) or (ii) any pledge or encumbrance of a partnership, member or shareholder or beneficial interest or other direct or indirect interest in Borrower (collectively “Secondary Financing”). Notwithstanding the foregoing, Liable Party shall be permitted to maintain a line of credit facility so long as any exercise of any remedies thereunder would not result in a Transfer in violation of the terms hereof.

Section 8.3   Restrictions on Additional Obligations. During the term of the Loan, Borrower shall not, without the prior written consent of Lender, become liable with respect to any indebtedness or other obligation except for (i) the Loan, (ii) Leases entered into in the ordinary course of owning and operating the Property for the Use, (iii) other liabilities incurred in the ordinary course of owning and operating the Property for the Use but excluding any loans or borrowings, (iv) liabilities or indebtedness disclosed in writing to and approved by Lender on or before the Execution Date, and (v) any other single item of indebtedness or liability which does not exceed $100,000.00 or, when aggregated with other items of indebtedness or liability, does not exceed $200,000.00 (collectively, the “Permitted Indebtedness”).

Section 8.4    Statements Regarding Ownership. Borrower agrees to submit or cause to be submitted to Lender within thirty (30) days after December 31st of each calendar year during the term of the Loan and ten (10) days after any written request by Lender, a sworn, notarized certificate, certified to the Certification Parties, signed by an authorized (i) individual who is Borrower or one of the individuals comprising Borrower, (ii) member of Borrower, (iii) partner of Borrower or (iv) officer of Borrower, as the case may be, stating whether (x) any part of the Property, or any interest in the Property, has been conveyed, transferred, assigned, encumbered, or sold, and if so, to whom; (y) any conveyance, transfer, pledge or encumbrance of any interest in Borrower has been made and if so, to whom; or (z) there has been any change in the individual(s) comprising Borrower or Borrower’s Constituents from those on the Execution Date, and if so, a description of such change or changes.

IX.          ENVIRONMENTAL HAZARDS

Section 9.1   Representations and Warranties. Borrower hereby represents, warrants, covenants and agrees to and with Lender that, except as otherwise described in the environmental reports described on Schedule 9.1 attached hereto (collectively, the “Environmental Reports”), (i) neither Borrower nor, to the best of Borrower’s knowledge, after due inquiry, any Tenant, subtenant or occupant of the Property, has at any time placed, suffered or permitted the presence of any Hazardous Materials at, on, under, within or about the Property except (x) as expressly approved by Lender in writing, or (y) de minimus amounts of Hazardous Materials used or stored at the Property by Borrower or any Tenant in the ordinary course which do not violate any Requirements of Environmental Laws, and (ii) all operations or activities upon the Property, and any use or occupancy of the Property by Borrower are presently and shall in the future be in compliance with all Requirements of Environmental Laws, (iii) Borrower will use best efforts to ensure that any Tenant, subtenant or occupant of the Property shall in the future be in compliance with all Requirements of Environmental Laws, (iv) all operations or activities upon the Property are presently and shall in the future be in compliance with all Requirements of Environmental Laws, (v) Borrower does not know of, and has not received, any written or oral notice of other communication from any person or entity (including, without limitation, a governmental entity) relating to Hazardous Materials or Remedial Work pertaining thereto, of possible liability of any person or entity pursuant to any Requirements of Environmental Laws, other environmental conditions in connection with the Property, or any actual administrative or judicial proceedings in connection with any of the foregoing, (vi) Borrower shall not do or allow any Tenant or other user of the Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any person or entity (whether on or off the Property), impairs or may impair the value of the Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Property, and (vii) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property that is known to Borrower and that is contained in Borrower’s files and records, including, without limitation, any reports relating to Hazardous Materials in, on, under or from the Property and/or to the environmental condition of the Property.

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Section 9.2   Remedial Work. In the event any Remedial Work is required under any Requirements of Environmental Laws, Borrower shall perform or cause to be performed the Remedial Work in compliance with the applicable law, regulation, order or agreement; provided, however, that Borrower shall not be obligated to undertake any Remedial Work with respect to the Existing Contamination except as required pursuant to Section 21 of the Environmental Indemnity or as otherwise required in order to be in compliance with all Requirements of Environmental Laws. All Remedial Work shall be performed by one or more contractors, selected by Borrower and approved in advance in writing by Lender, and under the supervision of a consulting engineer, selected by Borrower and approved in advance in writing by Lender. All costs and expenses of Remedial Work shall be paid by Borrower including, without limitation, the charges of the contractor(s) and/or the consulting engineer, and Lender’s reasonable attorneys’, architects’ and/or consultants’ fees and costs incurred in connection with monitoring or review of the Remedial Work. In the event Borrower shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, the Remedial Work, Lender may, but shall not be required to, cause such Remedial Work to be performed, subject to the provisions of Section 7.5, Section 7.6 and Section 7.7 of the Security Instrument.

Section 9.3    Environmental Site Assessment. Lender shall have the right, at any time and from time to time, to undertake, at the expense of Borrower, an environmental site assessment on the Property, including any testing that Lender may determine, in its sole discretion, is necessary or desirable to ascertain the environmental condition of the Property and the compliance of the Property with Requirements of Environmental Laws; provided, however, that unless an Event of Default has occurred and/or Lender has a reasonable expectation that there has been an exposure to, introduction of, or release of Hazardous Materials or a violation of any Requirements of Environmental Law, Lender shall not have the right to undertake at the expense of Borrower such environmental site assessment on the Property more frequently than every twelve (12) months. Borrower shall cooperate fully with Lender and its consultants performing such assessments and tests.

Section 9.4   Unsecured Obligations. No amounts which may become owing by Borrower to Lender under this Article IX or under any other provision of this Agreement as a result of a breach of or violation of this Article IX shall be secured by the Security Instrument. The obligations shall continue in full force and effect and any breach of this Article IX shall constitute an Event of Default. The security title conveyed by the Security Instrument shall not secure (i) any Unsecured Obligations, or (ii) any other obligations to the extent that they are the same or have the same effect as any of the Unsecured Obligations. The Unsecured Obligations shall continue in full force, and any breach or default of any such obligations shall constitute a breach or default under this Agreement but the proceeds of any foreclosure sale shall not be applied against Unsecured Obligations. Subject to Section 12.20, nothing in this Section shall in any way limit or otherwise affect the right of Lender to obtain a judgment in accordance with applicable law for any deficiency in recovery of all obligations that are secured by the Security Instrument following foreclosure, notwithstanding that the deficiency judgment may result from diminution in the value of the Property by reason of any event or occurrence pertaining to Hazardous Materials or any Requirements of Environmental Laws.

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X.           PARTICIPATION AND SALE OF LOAN

Section 10.1 Sale of Loan/Participation. Lender may sell, transfer or assign all or any portion of its interest or one or more participation interests in the Loan, the Loan Documents, the Guaranty, if any, and the Environmental Indemnity at any time and from time to time, including, without limitation, its rights and obligations as servicer of the Loan. Lender may issue mortgage pass-through certificates or other securities evidencing a beneficial interest in the Loan in a rated or unrated public offering or private placement, including depositing the Loan Documents, the Guaranty, if any, and the Environmental Indemnity with a trust that may issue securities (the “Securities”). Lender may forward to each purchaser, transferee, assignee, servicer, participant, investor or prospective investor in such Securities (collectively, the “Investor”) and any Rating Agency rating or assigning value to such Securities, all documents and information which Lender now has or may hereafter acquire relating to the Loan and to Borrower or any Liable Party and the Property, whether furnished by Borrower, any Liable Party or otherwise, as Lender determines necessary or desirable. No such sale, transfer, assignment, participation or securitization by Lender shall increase in any material respect Borrower’s costs or obligations or reduce Borrower’s rights in connection with the Loan. Borrower and Liable Party shall provide an estoppel certificate or any other documents to the Investor or the Rating Agency as may be reasonably requested by Lender, provided such requirements do not unreasonably exceed Borrower’s reporting obligations under the Loan Documents.

Section 10.2 Splitting of the Mortgage. The provisions of Section 5.2 of the Security Instrument are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein.

Section 10.3 Cooperation. Borrower will cooperate with Lender and the Rating Agencies in furnishing such information and providing such other assistance, reports and legal opinions as Lender may request in connection with any such transaction. In addition, Borrower acknowledges that Lender may release or disclose to potential purchasers or transferees of the Loan, or potential participants in the Loan, originals or copies of the Loan Documents, the Guaranty, if any, the Environmental Indemnity, title information, engineering reports, financial statements, operating statements, appraisals, Leases, rent rolls, and all other materials, documents and information in Lender’s possession or which Lender is entitled to receive under the Loan Documents, the Guaranty, if any, and the Environmental Indemnity with respect to the Loan, Borrower, any Liable Party or the Property. Borrower shall also furnish to such Investors or such Rating Agency any and all information concerning the Property, the Leases, the financial condition of Borrower or any Liable Party as may be requested by Lender, any Investor or any Rating Agency in connection with any sale, transfer or participation interest. Notwithstanding the foregoing, Lender shall be responsible for all fees Lender incurs in connection with any such transaction.

XI.          DEFAULTS

Section 11.1  Event of Default.

Any of the following shall be deemed to be a material breach of Borrower’s covenants in this Agreement and shall constitute a default (“Event of Default”):

(a)          The failure of Borrower to pay any installment of principal, interest or principal and interest, any required escrow deposit or any other sum required to be paid under any Loan Document, whether to Lender or otherwise, within seven (7) days of the due date of such payment;

(b)          The failure of Borrower to perform or observe any other term, provision, covenant, condition or agreement under any Loan Document for a period of more than thirty (30) days after receipt of notice of such failure, which such thirty (30) day period shall be extended as necessary as long as Borrower is attempting in good faith to cure such failure but in no event longer than sixty (60) days from the date of receipt of notice of such failure;

39	LOAN AGREEMENT

(c)          The filing by Borrower or any Liable Party (an “Insolvent Entity”) of a voluntary petition or application for relief in bankruptcy, the filing (other than by Lender) against an Insolvent Entity of an involuntary petition or application for relief in bankruptcy that is not dismissed within sixty (60) days, or an Insolvent Entity’s adjudication as a bankrupt or insolvent, or the filing by an Insolvent Entity of any petition, application for relief or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency or other relief for debtors, or an Insolvent Entity’s seeking or consenting to or acquiescing in the appointment of any trustee, custodian, conservator, receiver or liquidator of an Insolvent Entity or of all or any substantial part of the Property or of any or all of the Rents and Profits, or the making by an Insolvent Entity of any general assignment for the benefit of creditors, or the admission in writing by an Insolvent Entity of its inability to pay its debts generally as they become due;

(d)          If any warranty, representation, certification, financial statement or other information made or furnished at any time pursuant to the terms of the Loan Documents, the Guaranty, if any, or the Environmental Indemnity by Borrower or by any Liable Party is materially false or misleading;

(e)          If Borrower suffers or permits the Property, or any part of the Property, to be used in a manner that might (1) impair Borrower’s title to the Property, (2) create rights of adverse use or possession, or (3) constitute an implied dedication of any part of the Property; or

(f)           If Liable Party defaults under the Guaranty, if any, or Borrower or Liable Party, if any, defaults under the Environmental Indemnity.

Section 11.2 Remedies. The provisions of Article VII of the Security Instrument are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein.

Section 11.3 Duration of Events of Default. If any Event of Default occurs (irrespective of whether or not the same consists of an ongoing condition, a one-time occurrence, or otherwise), the same shall be deemed to continue at all times thereafter; provided, however, that such Event of Default shall cease to continue only if Lender shall accept, in writing, performance of the defaulted obligation or shall execute and deliver a written agreement in which Lender expressly states that such Event of Default has ceased to continue. Borrower shall have no right to cure any Event of Default, and Lender shall not be obligated under any circumstances whatsoever to accept such cure or performance or to execute and deliver any such writing. Without limitation, this Section shall govern in any case where reference is made in the Loan Documents, the Guaranty, if any, and/or the Environmental Indemnity to (i) any “cure” (whether by use of such word or otherwise) of any Event of Default, (ii) “during an Event of Default,” “the continuance of an Event of Default” or “after an Event of Default has ceased” (in each case, whether by use of such words or otherwise), or (iii) any condition or event which continues beyond the time when the same becomes an Event of Default.

40	LOAN AGREEMENT

XII.         MISCELLANEOUS

Section 12.1 Successors and Assigns; Terminology. This Agreement applies to Lender, Liable Party and Borrower, and their heirs, legatees, devisees, administrators, executors, successors and assigns. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender. The term “Borrower” shall include both the original Borrower and any subsequent owner or owners of any of the Property. The term “Liable Party” shall include both the original Liable Party, if any, and any subsequent or substituted Liable Party. In this Agreement, whenever the context so requires, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

Section 12.2 Lender’s Discretion. Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender or any financial ratio is to be calculated or determined, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory or Lender’s calculation or determination shall (except as is otherwise expressly herein provided) be in the sole discretion of Lender and, absent manifest error, shall be final and conclusive.

Section 12.3 Governing Law. This Agreement, the Note, the other Loan Documents, the Guaranty, if any, and the Environmental Indemnity, their construction, interpretation, and enforcement, and the rights of Borrower and Lender, shall be determined under, governed by, and construed in accordance with the internal laws of the State, without regard to principles of conflicts of law.

Section 12.4 Modification. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 12.5 Notices. All notices, demands and requests given or required to be given by, pursuant to, or relating to, this Agreement shall be in writing. All notices shall be deemed to have been properly given if mailed by United States registered or certified mail, with return receipt requested, postage prepaid, or by United States Express Mail or other comparable overnight courier service to the parties at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 12.5. Any notice shall be deemed to have been received upon receipt or refusal to accept delivery, in each case as shown on the return receipt or the receipt of United States Express Mail or such overnight commercial courier service.

If to Lender:	MetLife HCMJV 1 REIT, LLC
c/o MetLife Real Estate Investors
One Alliance Center
3500 Lenox Road NE, Suite 1800
Atlanta, GA 30326
Attention: Officer in Charge
Re: Roswell City Walk Apartments

And to:	MetLife HCMJV 1 REIT, LLC
c/o MetLife Real Estate Investors
One Alliance Center
3500 Lenox Road NE, Suite 1800
Atlanta, GA 30326
Attention: Regional Associate General Counsel
Re: Roswell City Walk Apartments

41	LOAN AGREEMENT

And to:	MetLife HCMJV 1 REIT, LLC
c/o MetLife Investment Advisors, LLC
One MetLife Way
Whippany, NJ 07981-1449
Attention: Associate General Counsel – MIM Unit Investments Law
Re: Roswell City Walk Apartments

If to Borrower:	BR Roswell, LLC
c/o Bluerock Real Estate, LLC
712 Fifth Avenue, 9th Floor
New York, NY 10019
Attention: Michael Konig and Jordan Ruddy

with a copy to:	Kaplan Voekler Cunningham & Frank PLC
1401 East Cary Street
Richmond, Virginia 23219
Attention: S. Edward Flanagan, Esq.

Section 12.6 Waiver of Jury Trial. To the fullest extent permitted by law, Borrower and Lender HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY in any action, proceeding and/or hearing on any matter whatsoever arising out of, or in any way connected with, the Note, the Security Instrument or any of the other Loan Documents, or the enforcement of any remedy under any law, statute, or regulation. Neither party will seek to consolidate any such action in which a jury has been waived, with any other action in which a jury trial cannot or has not been waived. Each party has received the advice of counsel with respect to this waiver.

Section 12.7 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, or describe the scope or intent of any provisions of this Agreement.

Section 12.8 Severability. If any provision of this Agreement should be held unenforceable or void, then that provision shall be separated from the remaining provisions and shall not affect the validity of this Agreement except that if the unenforceable or void provision relates to the payment of any monetary sum, then, Lender may, at its option, declare the Secured Indebtedness immediately due and payable but without the payment of any Prepayment Fee.

Section 12.9 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

42	LOAN AGREEMENT

Section 12.10 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 12.11 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement, the other Loan Documents or the Environmental Indemnity, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 12.12 Expenses; Indemnity.

(a)          The provisions of Section 7.6 and Section 7.7 of the Security Instrument are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein. Notwithstanding any provision to the contrary contained herein or in the other Loan Documents, Lender’s right to receive reimbursement of legal fees, attorney fees, reasonable attorneys’ fees, or similar language shall be deemed to mean Lender’s reasonable attorneys’ fees actually incurred and such provision shall not be subject to the statutory presumption contained in O.C.G.A. Section 13-1-11.

(b)          Without limiting the effect of Section 12.12(a), Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole and absolute discretion) that Lender may incur, directly or indirectly, as a result of a default under Section 4.1.5 or Section 5.2.8 of this Agreement.

Section 12.13 Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 12.14 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)          Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)          This Agreement, the other Loan Documents and the Environmental Indemnity are solely for the benefit of Lender and nothing contained in this Agreement, the other Loan Documents or the Environmental Indemnity shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

43	LOAN AGREEMENT

Section 12.15 Publicity. All news releases, publicity or advertising by Borrower or its affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents or to Lender or any of its affiliates shall be subject to the prior written approval of Lender; provided, however, Lender shall not be entitled to review or approve any filings or any press releases that Borrower or its counsel reasonably believe are required in order to comply with applicable laws, including any applicable securities laws, provided that Lender and its affiliates shall not be named in any press release without Lender’s prior written consent.

Section 12.16 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Secured Indebtedness without any prior or different resort for collection or of the right of Lender to the payment of the Secured Indebtedness out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 12.17 Waiver of Offsets/Defenses/Counterclaims. Borrower hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents or the Environmental Indemnity. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents or the Environmental Indemnity.

Section 12.18 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents or the Environmental Indemnity, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and the Environmental Indemnity and that such Loan Documents and the Environmental Indemnity shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents, the Environmental Indemnity or any other agreements or instruments that govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender and its affiliates engage in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its affiliates.

44	LOAN AGREEMENT

Section 12.19  Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than CBRE Capital Markets (“Broker”), and Borrower shall be solely responsible for payment of all commissions, finder’s fees or similar amounts due and payable to Broker pursuant to the terms of their separate agreement, all of which commissions, finder’s fees or similar amounts shall be paid to Broker by Borrower on the Execution Date. Borrower shall indemnify, defend and hold Lender and MetLife HCMJV 1, LP, and their respective affiliates, partners and participants, and the officers, directors, agents, employees of each of them, and the successors and assigns of each of them harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and disbursements) in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 12.19 shall survive the expiration and termination of this Agreement and the payment of the Secured Indebtedness. Borrower acknowledges that Lender may have been involved in other transactions with Broker, and Borrower agrees that it shall have no rights against Lender or defenses to Borrower’s obligations under the Loan Documents or the Environmental Indemnity due to any such relationship.

Section 12.20  Exculpation. Upon the occurrence of an Event of Default, except as provided in this Section 12.20, Lender will look solely to the Property and the security under the Loan Documents for the repayment of the Secured Indebtedness and will not enforce a deficiency judgment against Borrower. However, nothing contained in this Section shall limit the rights of Lender to proceed against Borrower and the general partners of Borrower (if any) and/or Liable Party, if any, (i) to enforce any Leases entered into by Borrower or its affiliates as Tenant; (ii) to recover damages actually incurred by Lender due to fraud, material misrepresentation, material breach of warranty or intentional physical waste committed by Borrower; (iii) to recover any Condemnation Proceeds or Insurance Proceeds or other similar funds which have been applied by Borrower in a manner prohibited by the Loan Documents or which, under the terms of the Loan Documents, should have been paid to Lender; (iv) to recover any tenant security deposits, tenant letters of credit or other deposits or fees paid to Borrower that are part of the collateral for the Loan or prepaid rents for a period of more than thirty (30) days which have been applied by Borrower in a manner prohibited by the Loan Documents; (v) to recover Rents and Profits received by Borrower after the first day of the month in which an Event of Default occurs and prior to the date Lender acquires title to the Property which have not been applied to the Secured Indebtedness or in accordance with the Loan Documents to operating and maintenance expenses of the Property; (vi) to recover damages, costs and expenses actually incurred by Lender and directly arising from, or in connection with Article IX of this Agreement pertaining to Hazardous Materials or the Environmental Indemnity; (vii) to recover all amounts due and payable pursuant to Section 9 of the Note, Section 7.6 and Section 7.7 of the Security Instrument and Section 12.12 hereof and any amount expended by Lender in connection with the foreclosure of the Security Instrument; (viii) to recover costs and damages arising from Borrower’s failure to pay Premiums or Impositions in the event Borrower is not required to deposit such amounts with Lender pursuant to Section 5.1.14(a) of this Agreement, but only to the extent adequate Rents and Profits from the Property then exist to pay such Premiums and Impositions (provided nothing herein shall be construed to preclude Lender from looking to the Property and the security under the Loan Documents to recover such costs and damages); and/or (ix) to recover damages arising from Borrower’s failure to comply with Section 4.1.5 and/or Section 5.2.8 pertaining to ERISA.

The limitation of liability set forth in this Section 12.20 shall not apply and the Loan shall be fully recourse in the event that prior to the repayment of the Loan, Borrower commences a voluntary bankruptcy or insolvency proceeding or an involuntary bankruptcy or insolvency proceeding is commenced against Borrower (other than by the MetLife Parties) and is not dismissed within ninety (90) days after Borrower obtains actual knowledge of filing. In addition, this agreement shall not waive any rights which Lender would have under any provisions of the Bankruptcy Code to file a claim for the full amount of the Loan or to require that the Property shall continue to secure all of the Loan.

45	LOAN AGREEMENT

Notwithstanding the foregoing, the Loan shall be fully recourse to Borrower in the event there is a Transfer or Secondary Financing except as permitted in the Loan Documents or otherwise approved in writing by Lender.

Section 12.21  Prior Agreements. This Agreement, the other Loan Documents and the Environmental Indemnity contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the loan application, are superseded by the terms of this Agreement, the other Loan Documents and the Environmental Indemnity.

Section 12.22  Liability of Borrower. The obligations of Borrower under this Agreement, the Security Instrument and the other Loan Documents are subject to the limitations on recourse set forth in Section 12.20.

Section 12.23  Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

Section 12.24  Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original and all of which together shall constitute a single agreement.

Section 12.25  Time Of The Essence. Time shall be of the essence with respect to all of Borrower’s obligations under this Agreement, the other Loan Documents and the Environmental Indemnity.

Section 12.26  No Merger. In the event that Lender should become the owner of the Property, there shall be no merger of the estate created by the Security Instrument with the fee estate in the Property.

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46	LOAN AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the date of this Agreement.

LENDER:

METLIFE HCMJV 1 REIT, LLC,
a Delaware limited liability company

By:	MetLife HCMJV 1, LP,
a Delaware limited partnership,
its manager

By:	MetLife HCMJV 1 GP, LLC,
a Delaware limited liability company,
its general partner

By:	/s/ Thomas Ryan
Name:	Thomas Ryan
Title:	Director

BORROWER:

BR ROSWELL, LLC,

a Delaware limited liability company

By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy
Title:	Authorized Signatory

Signature Page	LOAN AGREEMENT

SCHEDULE 4.1.21

MATERIAL AGREEMENTS

1.	Master Community and Bulk Services Agreement between Ballantyne Broadband Partners, LLC d.b.a. Optical Communities and GGT LMI City Walk, LLC dated September 24, 2014, as amended by Letter dated December 2, 2014 regarding Letter Amendment 1 to Master Community and Bulk Services Agreement between Ballantyne Broadband Partners, LLC d.b.a. Optical Communities and GGT LMI City Walk, LLC dated September 24, 2014 and by Letter dated September 24, 2015 regarding Letter Amendment 1 to Master Community and Bulk Services Agreement between Ballantyne Broadband Partners, LLC d.b.a. Optical Communities and GGT LMI City Walk, LLC dated September 24, 2014, together with Bulk Property Registration Agreement with DirectTV and having a Submission Date of September 24, 2015 and Activation Date of October 6, 2015, and together with Optical Communities MDU Right of Entry Agreement for Broadband Service between Ballantyne Broadband Partners, LLC d.b.a. Optical Communities and GGT LMI City Walk GA, LLC dated September 24, 2014, as amended by Letter dated October 15, 2014 regarding Letter Amendment 1 to the Optical Communities MDU Right of Entry Agreement for Broadband Service between Ballantyne Broadband Partners, LLC d.b.a. Optical Communities and GGT LMI City Walk GA, LLC dated September 24, 2014, by Letter dated December 2, 2014 regarding Letter Amendment 1 to the Optical Communities MDU Right of Entry Agreement for Broadband Service between Ballantyne Broadband Partners, LLC d.b.a. Optical Communities and GGT LMI City Walk GA, LLC dated September 24, 2014, and by Letter dated December 2, 2014 regarding Letter Amendment 2 to the Optical Communities MDU Right of Entry Agreement for Broadband Service between Ballantyne Broadband Partners, LLC d.b.a. Optical Communities and GGT LMI City Walk GA, LLC dated September 24, 2014, and together with Optical Communities MDU Right of Entry Agreement for Video Service between Ballantyne Broadband Partners, LLC d.b.a. Optical Communities and GGT LMI City Walk GA, LLC dated September 24, 2014

LOAN AGREEMENT

SCHEDULE 4.1.35

REAs

Drainage Easement Agreement by and between Roswell Commons Group, L.P. and Habitat for Humanity-North Central Georgia, Inc. and others, recorded November 18, 2013, in Deed Book 53351, Page 14, Fulton County, Georgia records.

LOAN AGREEMENT

SCHEDULE 9.1

ENVIRONMENTAL REPORTS

Freddie Mac Multifamily Seller/Servicer Phase I Environmental Site Assessment, Roswell City Walk, 3000 Forrest Walk, Roswell, Fulton County, Georgia 30075, dated September 14, 2016, prepared by Blackstone Consulting LLC for CBRE Capital Markets, Inc., Houston, Texas

Phase I Environmental Site Assessment of Roswell City Forrest Apartments, 3000 Forrest Walk, Roswell, Georgia 30075, ATC Project No. 301MET0043, dated October 14, 2016, prepared by ATC Group Services LLC

Prospective Purchaser Corrective Action Plan, Frazier Street Apartments, 6700 Wren Court and 188 Norcross Street, Roswell, Fulton County, Georgia, dated June 7, 2013, prepared by Terracon for Lennar Multifamily Investors, LLC and its entity, GGT LMI City Walk GA, LLC

Prospective Purchaser Compliance Status Report, Frazier Street Apartments, 6700 Wren Court and 188 Norcross Street, Roswell, Fulton County, Georgia, dated September 13, 2016, prepared by Terracon for GGT LMI City Walk GA, LLC, Atlanta, Georgia

Letter from the Georgia Department of Natural Resources, Environmental Protection Division, dated October 25, 2016 regarding Brownfield Limitation of Liability – Frazier Street Apartments (sub-listed under HIS #10880, Dry Cleaning Depot) 6700 Wren Street and 188 Norcross Street, Roswell, Fulton County, Georgia

LOAN AGREEMENT

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

All that tract or parcel of land lying and being in Land Lot 426 of the 1st District, 2nd Section, City of Roswell, Fulton County Georgia and being more particularly described as follows:

To Reach the TRUE POINT OF BEGINNING commence at a nail found on the northerly mitered intersection of the northerly Right of Way of Norcross Street (Variable R/W) and the easterly Right of Way of Frazier Street (Variable R/W); thence running along the easterly Right of Way of Frazier Street (Variable R/W) North 01° 09' 00" East a distance of 97.50 feet to a 1/2” rebar found; thence South 87º 25' 18” East a distance of 1.98 feet to the TRUE POINT OF BEGINNING, from point thus established and running along said Right of Way North 00° 49' 41" East a distance of 618.33 feet to an iron pin set; thence leaving said Right of Way South 88° 59' 39" East a distance of 572.40 feet to an iron pin set; thence South 01° 09' 56" East a distance of 306.45 feet to a 1/2” rebar found; thence North 82° 18' 10" East a distance of 85.64 feet to a 1/2" rebar and cap found; thence North 86° 44' 06" East a distance of 78.09 feet to 1” open top pipe found; thence South 06° 05' 06" West a distance of 399.71 feet to an iron pin set on the northerly Right of Way of Norcross Street (Variable R/W); thence running along said Right of Way the following courses: South 89° 19' 52" West a distance of 42.30 feet to a point; thence running along a curve to the left an arc length of 36.20 feet, (said curve having a radius of 319.00 feet, with a chord bearing of South 86° 04' 49" West, and a chord length of 36.18 feet) to a point; thence along a curve to the right an arc length of 61.20 feet, (said curve having a radius of 1111.26 feet, with a chord bearing of South 84° 24' 25" West, and a chord length of 61.19 feet) to a point; thence along a curve to the right an arc length of 120.72 feet, (said curve having a radius of 1388.01 feet, with a chord bearing of South 87° 43' 38" West, and a chord length of 120.68 feet) to a point; thence North 88° 28' 06" West a distance of 74.44 feet to a point; thence running along a curve to the left an arc length of 29.61 feet, (said curve having a radius of 16313.25 feet, with a chord bearing of North 88° 37' 21" West, and a chord length of 29.61 feet) to a point; thence North 89° 02' 19" West a distance of 91.10 feet to a point; thence running along a curve to the left an arc length of 29.01 feet, (said curve having a radius of 219.00 feet, with a chord bearing of South 87° 10' 01" West, and a chord length of 28.99 feet) to a point; thence South 82° 44' 08" West a distance of 35.47 feet to a point; thence leaving said Right of Way North 00° 23' 37" East a distance of 101.05 feet to a 1/2” rebar found; thence North 86° 37' 42" West a distance of 98.14 feet to a 1/2" rebar found; thence South 00° 26' 40" West a distance of 15.82 feet to a 1/2" rebar found; thence North 87° 25' 18" West a distance of 91.52 feet to the TRUE POINT OF BEGINNING. Said tract contains 10.280 Acres (447,775 Square Feet).

TOGETHER WITH all easements appurtenant to the above described parcel as set forth in that certain Drainage Easement Agreement dated November 14, 2013 among Roswell Commons Group, L.P., Habitat for Humanity of North Fulton, Inc., Norcross Village Homeowners Association, Inc., Roswell Landings Condominium Association, Inc. and Liberty Lofts and Townhomes Association, Inc., filed November 18, 2013, recorded in Deed Book 53351, page 14, Fulton County, Georgia records.

LOAN AGREEMENT

EXHIBIT B

LEASING GUIDELINES

The following are the initial Leasing Guidelines:

(a)          All Leases entered into from and after the date hereof shall be on a form of lease that is not materially different from the standard form of apartment lease approved by Lender in connection with the closing of this Loan (such approved form of Lease, the “Standard Lease Form”), with only those modifications that do not materially and adversely affect the obligations of the landlord;

(b)          All Leases shall have a maximum term of fifteen (15) months;

(c)          All Leases shall have an annual minimum rent payable at a market rent for units with comparable size, location and view premiums, with concessions not greater than generally available in units of comparable size and location in the market area;

(d)          Borrower may (i) modify, amend or extend any residential Lease, (ii) provide consents regarding subleases or assignments or other minor deviations from the terms of any residential Lease, (iii) cancel, terminate or accept surrender of any residential Lease, or (iv) exercise other lawful rights and remedies with regard to any residential Lease, so long as such modification, amendment, extension, consent, cancellation, termination, acceptance of surrender, or exercise of rights and remedies is in the ordinary course of business and all other provisions within the Leasing Guidelines are satisfied (except to the extent with regard to a cancellation, termination or acceptance of surrender); and

(e)          All payments of rent, additional rent or any other amounts due from a Tenant to a landlord under any Lease shall be made in money of the United States of America that at the time of payment shall be legal tender for the payment of all obligations.

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LOAN AGREEMENT

EXHIBIT C

RENT ROLL

[SEE ATTACHED]

LOAN AGREEMENT

EXHIBIT C-1

DELINQUENT AND PREPAID REPORT

[SEE ATTACHED]

LOAN AGREEMENT

EXHIBIT D

ORGANIZATIONAL CHART

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LOAN AGREEMENT